As filed with the Securities and Exchange Commission on November 6, 2020.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________________________

FORM F-10

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

___________________________________

SILVERCORP METALS INC.
(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1041	Not Applicable
(Province or other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
Incorporation or Organization)	Classification	Number, if
	Code Number)	applicable)

Suite 1750 - 1066 West Hastings Street, Vancouver, British Columbia V6E 3X1
(604) 669-9397
(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204, Newark, DE 19711, (302)-738-6680
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

___________________________________

Copies to:

Yong-Jae Kim	Christopher L. Doerksen
Silvercorp Metals Inc.	Dorsey & Whitney LLP
Suite 1750 - 1066 West Hastings Street	Columbia Center
Vancouver, British Columbia	701 Fifth Avenue, Suite 6100
Canada V6E 3X1	Seattle, Washington 98104
(604) 669-9397	(206) 903-8800

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

___________________________________

It is proposed that this filing shall become effective (check appropriate box below):

A.	[ ] upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	[ X ] at some future date (check the appropriate box below)

1.	[ ] pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2.

[   ] pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3.

[   ] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	[ X ] after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Shares Preferred Shares Debt Securities Warrants Subscription Receipts
Total	U.S.$200,000,000	U.S.$200,000,000	U.S.$21,820

(1)

There are being registered under this Registration Statement such indeterminate number of common shares, preferred shares, debt securities, warrants to purchase common shares, subscription receipts, or any combination thereof, of the Registrant as shall have an aggregate initial offering price of US$200,000,000. Any securities registered by this Registration Statement may be sold separately under this Registration Statement. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of securities under this Registration Statement.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the General Counsel and Corporate Secretary of Silvercorp Metals Inc. at 1750-1066 West Hastings Street, Vancouver, British Columbia, Canada V6E 3X1 and are also available electronically at www.sedar.com.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	November 6, 2020

SILVERCORP METALS INC.

US$200,000,000

Common Shares
Preferred Shares
Debt Securities
Warrants

Subscription Receipts

Silvercorp Metals Inc. (“Silvercorp” or the “Company”) may from time to time offer and issue (i) common shares (“Common Shares”), (ii) preferred shares (“Preferred Shares”), (iii) debt securities (“Debt Securities”), (iv) warrants (“Warrants”) to purchase Common Shares, Preferred Shares or Debt Securities, and (v) subscription receipts (“Subscription Receipts”) exchangeable into any of the foregoing (the Common Shares, Preferred Shares, Debt Securities, Warrants, and Subscription Receipts are collectively referred to herein as the “Securities”) with an aggregate offering price not to exceed US$200,000,000 (or its equivalent in any other currency or currency unit used to denominate the Securities at the time of offering) during the 25 month period that this short form base shelf prospectus (this “Prospectus”), including any amendments hereto, remains valid.

This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system (“MJDS”) adopted by the United States, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the Securities described herein may have tax consequences both in Canada and in the United States. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is incorporated or organized under the laws of British Columbia, Canada, that some or all of the Company’s officers and directors and the underwriters or experts named in this Prospectus or the applicable Prospectus Supplement may reside outside the United States and that all or a substantial portion of the assets of the Company and said persons may be located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Company’s head and registered office is located at 1750-1066 West Hastings, Street Vancouver, British Columbia, Canada V6E 3X1.

The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying shelf prospectus supplement (a “Prospectus Supplement”) and may include, where applicable, (i) in the case of Common Shares, the number of Common Shares offered, the offering price (in the event the offering is a fixed price distribution) or the manner of determining the offering price (in the event the offering is a non-fixed price distribution), whether the Common Shares are being offered for cash, and any other specific terms, (ii) in the case of Preferred Shares, the designation of the particular class or series of Preferred Shares, as applicable, the number of Preferred Shares offered, the offering price or manner of determining the offering price, whether the Preferred Shares are being offered for cash, the dividend rate, if any, any terms for redemption or retraction, any exchange or conversion terms, and any other specific terms, (iii) in the case of Debt Securities, the aggregate principal amount and ranking of Debt Securities being offered, the issue and delivery date, the maturity date, the offering price or manner of determining the offering price, the interest provisions, the currency or currency unit for which the Debt Securities may be purchased, the authorized denominations, the covenants, the events of default, any terms for redemption or retraction, any exchange or conversion rights attached to the Debt Securities, the form of Debt Securities, whether the Debt Securities will be secured by any of the Company’s assets or guaranteed by any other person, and any other specific terms, (iv) in the case of Warrants, the offering price or manner of determining the offering price, whether the Warrants are being offered for cash, the designation, the number and the terms of the Common Shares, Preferred Shares or other securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, the dates and periods of exercise, and any other specific terms, and (v) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price or manner of determining the offering price, whether the Subscription Receipts are being offered for cash, the Securities issuable in exchange for the Subscription Receipts, the release conditions in respect thereof, the procedures for the exchange of the Subscription Receipts for Securities, and any other specific terms. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the offering price of the Securities will be included in the Prospectus Supplement describing the Securities.

This Prospectus does not qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. For greater certainty, this Prospectus may qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates such as LIBOR or EURIBOR (or any replacement or successor thereto) or a U.S. Federal funds rate.

All information omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be deemed to be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the applicable Prospectus Supplement and only for the purposes of the distribution of the Securities to which the applicable Prospectus Supplement pertains.

The outstanding Common Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “SVM” and trade in the United States on the NYSE American LLC (“NYSE American”) under the symbol “SVM”. There is currently no market through which Securities, other than the Common Shares, may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. In the case of Securities other than Common Shares, this may affect the pricing of the Securities in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation. See “Risk Factors”.

This Prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and only by persons permitted to sell the Securities in those jurisdictions. The Company may offer and sell the Securities to or through underwriters or dealers purchasing as principals, and may also offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. See “Plan of Distribution”. A Prospectus Supplement relating to each issue of Securities offered thereby will identify each underwriter, dealer or agent, as the case may be, engaged by Silvercorp in connection with the offering and sale of the Securities and will set forth the terms of the offering of such Securities, including the method of distribution, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms relating to the offering of such Securities.

Unless otherwise specified in the applicable Prospectus Supplement, each series or issue of Securities will be a new issue of Securities. The Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, the Securities may be offered at market prices prevailing at the time of sale, at prices determined by reference to the prevailing price of a specified security in a specified market or at prices to be negotiated with purchasers, in which case the compensation payable to an underwriter, dealer or agent in connection with any such sale will be increased or decreased by the amount, if any, by which the aggregate price paid for the Securities by the purchasers exceeds or is less than the gross proceeds paid by the underwriter, dealer or agent to the Company. The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution.

In connection with any offering of the Securities, the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market. These transactions may be commenced, interrupted or discontinued at any time. See “Plan of Distribution”.

Yikang Liu, a director of the Company resides outside of Canada. Accordingly, My. Liu has appointed Cartan Limited, Box 48, Suite 5300, Toronto Dominion Bank Tower, Toronto, Ontario M5K 1E6 as agent for service of process in Canada. Purchasers are advised that it may not be possible for investors to enforce judgements obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if such person or company has appointed an agent for service of process.

No underwriter has been involved in the preparation of this Prospectus nor has any underwriter performed any review of the contents of this Prospectus.

Investing in the Securities involves certain risks. Prospective purchasers of the Securities should carefully consider all the information in this Prospectus, in the documents incorporated by reference in this Prospectus and, if applicable, in the applicable Prospectus Supplement. See “Risk Factors”.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this Prospectus, or incorporated by reference herein, that are not current or historic factual statements constitute “forward-looking information” or “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information includes, but is not limited to, information with respect to: the Company’s expected production from, and further potential of, the Company’s properties; the future price of minerals, particularly silver, lead and zinc; the realization of mineral reserve estimates; the timing and amount of estimated future production; costs of production; capital expenditures; success of exploration activities; government regulation of mining operations; environmental risks; and other forecasts and predictions with respect to the Company and its properties. Estimates of mineral reserves and mineral resources are also forward-looking information because they incorporate estimates of future developments including future mineral prices, costs and expenses and the amount of minerals that will be encountered if a property is developed. Estimates regarding the anticipated timing, amount and cost of exploration and development activities are based on assumptions underlying mineral reserve and mineral resource estimates and the realization of such estimates. Capital and operating cost estimates are based on research of the Company, purchase orders placed by the Company to date, recent estimates of construction and mining costs and other factors. Forward-looking information is characterized by words such as “plan”, “expect”, “budget”, “target”, “schedule”, “estimate”, “forecast”, “project”, “intend”, “believe”, “anticipate”, “seek”, and other similar words or statements that certain events or conditions “may”, “could”, “would”, “might”, or “will” occur or be achieved. Forward-looking information is based on the opinions, assumptions and estimates of management considered reasonable at the date the statements are made, and are inherently subject to a variety of risks and uncertainties and other known and unknown factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information. Such factors include: political, economic and other risks; fluctuations in foreign currency; operating risks caused by social unrest; fluctuations in commodity prices; risks relating to widespread epidemics or a pandemic outbreak including the COVID-19 pandemic; the impact of COVID-19 on the Company’s workforce, suppliers and other essential resources and what effect those impacts, if they occur, would have on the Company’s business; uncertainty in the estimation of mineral reserves and mineral resources; interpretations and assumptions of mineral resource and mineral reserve estimates; risks related to production estimates and cost estimates; risks related to the Company’s mineral exploration and development programs, including the failure of such programs to identify bodies of commercial mineralization; timing, estimated amount, capital and operating expenditures and economic returns of future production; the integration of acquisitions into existing operations; risks related to acquisitions and integration; changes to the regulatory environment in China; access to additional capital; volatility in the market price of the Company’s securities; liquidity risk; risks related to community relations; risks relating to equity investments; the availability of infrastructure, energy and other commodities; nature and climactic conditions; environmental regulations or hazards and compliance with complex regulations associated with mining activities; risks related to information technology and cybersecurity; conflicts of interest; risks related to internal controls over financial reporting as per the requirements of the Sarbanes-Oxley Act; permitting and licensing; the prevalence of competition within the mining industry; availability of sufficient power and water for operations; risks associated with tax matters and foreign mining tax regimes; risks relating to potential litigation; risks associated with title to the Company’s mining claims and leases; risks relating to the dependence of the Company on management and key personnel; as well as those risk factors discussed or referred to in the AIF (defined below) and the Annual MD&A (defined below) which readers are advised to carefully review and consider.

Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking information, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that such forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking information. Accordingly, readers are cautioned not to place undue reliance on forward-looking information. The forward-looking information contained this Prospectus and in each of the documents incorporated by reference herein is made as of the date of such document and, accordingly, is subject to change after such date. The Company does not undertake to update any forward-looking information, whether as a result of new information, future events or otherwise except as, and to the extent, required by applicable securities laws.

All of the forward-looking information made in this Prospectus and the documents incorporated by reference herein is qualified by these cautionary statements and other cautionary statements or factors contained herein, and there can be no assurance that the actual results or developments will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Silvercorp.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING THE USE OF MINERAL RESOURCE ESTIMATES

This Prospectus and information included or incorporated by reference in this Prospectus have been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of the SEC’s Industry Guide 7 (“Guide 7”) under the Securities Act of 1933, as amended. Unless otherwise indicated, all mineral resource and mineral reserve estimates included in this Prospectus and information included or incorporated by reference in this Prospectus have been prepared in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining Metallurgy and Petroleum (“CIM”) “Definition Standards on Mineral Resources and Mineral Reserves” (the “CIM Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.

Canadian standards, including NI 43-101, differ significantly from the requirements of the Guide 7 standards, and Mineral Resource and Mineral Reserve information contained herein may not be comparable to similar information disclosed by United States companies. In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “reserve”. Under Guide 7 standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The Guide 7 standards normally do not permit the inclusion of information concerning “Measured Mineral Resources”, “Indicated Mineral Resources” or “Inferred Mineral Resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute reserves by Guide 7 standards in documents filed with the SEC. United States investors should also understand that “Inferred Mineral Resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. An Inferred Mineral Resource has a lower level of confidence than that applying to an Indicated Mineral Resource and must not be converted to a Mineral Reserve. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration. Under Canadian rules, estimated “Inferred Mineral Resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an “Inferred Mineral Resource” exists or is economically or legally mineable.

Disclosure of “contained metal” in a resource is permitted disclosure in certain circumstances under Canadian regulations; however, Guide 7 normally only permits issuers to report mineralization that does not constitute “reserves” by Guide 7 standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as those of Guide 7, and reserves reported by the Company in compliance with NI 43-101 may not qualify as “reserves” under Guide 7 standards. Accordingly, information concerning mineral deposits set forth in this Prospectus and in information included or incorporated by reference in this Prospectus may not be comparable with information made public by companies that report in accordance with Guide 7 standards.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference into this Prospectus from documents filed with securities commissions or similar authorities in Canada, which have also been filed with, or furnished to, the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Company at the address set forth on the cover page of this Prospectus, or at 604-669-9397 and are also available electronically at www.sedar.com (“SEDAR”) and at www.sec.gov/edgar.shtml (“EDGAR”).

The following documents of the Company filed with the securities commissions or similar authorities in each of the provinces of Canada other than Quebec are specifically incorporated by reference into and form an integral part of this Prospectus:

(a)	the annual information form of the Company for the year ended March 31, 2020 dated June 23, 2020 (the “AIF”) excluding the incorporation by reference of (i) the technical report titled “Ying NI 43-101 Technical Report, Silvercorp Metals Inc., Henan Province, China” dated effective December 31, 2016, and prepared by AMC Mining Consultants (Canada) Ltd. on February 15, 2017 and (ii) the technical report titled “NI 43-101 Technical Report Update on the Gaocheng Ag-Zn-Pb Project in Guangdong Province, People’s Republic of China”, effective June 30, 2019 prepared by AMC Mining Consultants (Canada) Ltd.;

(b)	the audited consolidated financial statements of the Company for the years ended March 31, 2020 and 2019;

(c)	the management discussion and analysis of the financial condition and results of operations of the Company for the year ended March 31, 2020 (“Annual MD&A”);

(d)	the material change report dated May 5, 2020 with respect to the Company entering into an arrangement agreement dated April 26, 2020 (the “Arrangement Agreement”) with Guyana Goldfields Inc. (“Guyana Goldfields”) pursuant to which the Company agreed to acquire all of the issued and outstanding shares of Guyana Goldfields not already then owned by the Company;

(e)	the material change report dated May 22, 2020 with respect to the Company entering into an amending agreement with Guyana Goldfields to amend certain terms of the Arrangement Agreement;

(f)	the material change report dated June 11, 2020 with respect to the Company’s decision to not exercise its right to match in connection with the announcement by Guyana Goldfields of its receipt of a superior proposal under the Arrangement Agreement;

(g)	the management information circular dated August 14, 2020 in respect of the annual general meeting of Silvercorp shareholders held on September 25, 2020;

(h)	the management discussion and analysis of the financial condition and results of operations of the Company for the six months ended September 30, 2020; and

(i)	the unaudited condensed interim consolidated financial statements of the Company for the three and six months ended September 30, 2020 and 2019, together with the notes thereto (the “Interim Financial Statements”).

Any document of the type required by National Instrument 44-101 – Short Form Prospectus Distributions to be incorporated by reference into a short form prospectus, including any annual information forms, material change reports (except confidential material change reports), business acquisition reports, interim financial statements, annual financial statements and the independent auditor’s report thereon, management’s discussion and analysis and information circulars of Silvercorp and any template version of “marketing materials” (as defined in National Instrument 41-101 — General Prospectus Requirements (“NI 41-101”)) filed with securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the completion or withdrawal of the distribution of Securities, shall be deemed to be incorporated by reference into this Prospectus.

In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report filed with or furnished to the SEC pursuant to the United States Securities Exchange Act of 1934, as amended, after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part (in the case of documents or information deemed furnished on Form 6-K or Form 8-K, only to the extent specifically stated therein).

Any statement in this Prospectus or contained in a document incorporated or deemed to be incorporated by reference in this Prospectus is deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseded statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

When Silvercorp files a new annual information form and audited consolidated financial statements and related management’s discussion and analysis with, and where required, they are accepted by, the applicable securities regulatory authorities during the time that this Prospectus is valid, the following documents will be deemed no longer incorporated by reference in this Prospectus for purposes of future offers and sales of securities under this Prospectus: any previous annual information form, any previous audited consolidated financial statements and related management’s discussion and analysis, all unaudited interim consolidated financial statements or reports and related management’s discussion and analysis, all material change reports filed prior to the commencement of Silvercorp’s financial year in which the new annual information form is filed, and any information circular filed prior to the commencement of Silvercorp’s financial year in respect of which the new annual information form is filed.

Investors should rely only on the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement. Silvercorp has not authorized anyone to provide investors with different or additional information. Silvercorp is not making an offer of Securities in any jurisdiction where the offer is not permitted by law. Investors should not assume that the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement is accurate as of any date other than the date on the front of the applicable Prospectus Supplement.

Certain “marketing materials” (as that term is defined under NI 41-101) may be used in connection with a distribution of Securities under this Prospectus and the applicable Prospectus Supplement(s). Any “template version” of any “marketing materials” (as those terms are defined in NI 41-101) that is provided in connection with a distribution of Securities and filed by the Company with applicable regulatory authorities after the date of the applicable Prospectus Supplement for the offering and before the termination of the distribution of such Securities will be deemed to be incorporated by reference into that Prospectus Supplement.

References to the Company’s website in any documents that are incorporated by reference into this Prospectus do not incorporate by reference the information on such website into this Prospectus, and we disclaim any such incorporation by reference.

CURRENCY AND FINANCIAL STATEMENT PRESENTATION

The Company’s financial statements and financial information are presented in United States dollars. All dollar amounts referenced in this Prospectus, unless otherwise indicated, are expressed in Canadian dollars. United States dollars are referred to as “US dollars” or “US$”.

NOTICE REGARDING NON-IFRS MEASURES

Certain information incorporated by reference in this Prospectus with respect to the Company includes non-IFRS financial measures, which are not defined under International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). Please refer to the Annual MD&A which is incorporated by reference in this Prospectus, for definitions and reconciliations of these non-IFRS measures and an explanation of why the Company believes the non-IFRS financial measures provide useful additional information related to the operating results of the Company. Prospective investors are cautioned that these non-IFRS measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. Further, these measures do not have any standardized meaning and the Company’s method of calculating each measure may not be comparable to calculations used by other issuers bearing the same description.

THE COMPANY

Overview

Silvercorp is a profitable Canadian mining company producing silver, lead and zinc metals in concentrates from mines in China through the operation of the silver-lead-zinc mines in the Ying Mining District in Henan Province and the GC Mine in Guangdong Province. The Company’s goal is to continuously create healthy returns to shareholders through efficient management, organic growth and the acquisition of profitable projects. Silvercorp balances profitability, social and environmental relations, employees’ wellbeing, and sustainable development.

Corporate Structure

Silvercorp is incorporated under the Business Corporations Act (British Columbia). Its head and registered office is 1750-1066 West Hastings Street, Vancouver, British Columbia, Canada V6E 3X1. Silvercorp is listed on the TSX under the symbol “SVM”, and trades in the United States on the NYSE American under the symbol “SVM”. Silvercorp was formed as Spokane Resources Ltd. By special resolution dated October 5, 2000, Spokane Resources Ltd. changed its name to SKN Resources Ltd. Thereafter, at the Company’s annual and special general meeting held on October 20, 2004, the Company changed its name to its current name.

The corporate chart of the Company including the Company’s subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of voting securities beneficially owned, controlled or directed, directly or indirectly, by the Company is included in the AIF.

MINERAL PROPERTIES

The Company has interests in mineral properties located in China. As at September 30, 2020, these properties were carried on the Company’s consolidated statements of financial position as assets with a book value of approximately US$243.5 million. The book value consists of acquisition costs plus cumulative expenditures on properties, net of amortization and impairment charges, for which the Company has future development plans. For the purposes of NI 43-101, the following properties have been determined to be material to the Company as of March 31, 2020: (a) the Ying Property located in the Ying Mining District, Henan Province, China (the “Ying Property”); and (b) the GC Mine located in Guangdong Province, China (the “GC Property”).

For a full description of the technical information in respect of GC Property, please refer to the AIF filed under the Company’s profile at www.sedar.com.

A summary of the technical information in respect of the Ying Property based upon the “NI 43-101 Technical Report Update on the Ying Ag-Pb-Zn Property in Henan Province, People’s Republic of China” dated effective July 31, 2020 (the “Ying Technical Report”) a copy of which is available under the Company’s profile at www.sedar.com, is set out below. The Ying Technical Report supersedes the previous Ying Report (as defined in the AIF) and, accordingly, the previous Ying Report should no longer be relied upon.

Ying Property

Project Description, Location and Access

The Ying Property is situated in central China in western Henan Province near the town of Luoning. The term “Ying District” is used to describe a 100 sq. km rectangular area bounded by latitude 34°07’N to 34°12’N and longitude

111°14’E to 111°23’E. Within this district block, Silvercorp has three principal centres of operation, within which six mining projects are located.

The Ying Property is about 240 km west-southwest of Zhengzhou, the capital city of Henan Province, and 145 km southwest of Luoyang, which is the nearest major city. The nearest small city to the project area is Luoning, about 56 km by paved roads from Silvercorp’s Ying mill site. The project areas have good road access and operate year-round. The area has a continental sub-tropical climate with four distinct seasons.

The main mines in the Ying Property are located as follows:

  The Shagouxi (“SGX”) and Houzhanggou (“HZG”) lead-zinc-silver mines are within the Yuelianggou Mining License in the western part of the block.

  The HPG lead-zinc-silver-gold mine is within the Haopinggou Mining License in the central western part of the block.

  The TLP, LME, and LMW lead-silver mines are within the Tieluping-Longmen Mining License in the eastern part of the block.

There is currently no producing operation within the Doncaogau (“DCG”) Mining License.

Silvercorp, through wholly owned subsidiaries, has effective interests of 77.5% in the SGX, HZG, TLP, and LMW mines and the DCG project, and 80% in the HPG and LME mines. It has all the exploration and mining permits necessary to cover its mining and exploration activities. There are no known or recognized environmental problems that might preclude or inhibit a mining operation in the Ying Property area.

The total area of the four mining licenses is 68.59 sq km. Table 1 lists their names, license numbers, areas, and expiry dates.

Table 1 – Mining Licences

Area and license name	Mines	Mining license #	Sq km	ML expiry date
Yuelianggou Lead-zinc-silver Mine	SGX & HZG	C4100002009093210038549	19.8301	Sept 2024
Haopinggou Lead-zinc-silver-gold Mine	HPG	C4100002016043210141863	6.2257	29 Apr 2028
Tieluping-Longmen Silver-lead Mine	TLP, LME, & LMW	C4100002016064210142239	22.7631	26 Feb 2021
Dongcaogou Gold-silver Mine	None	C4100002015064210138848	19.772	15 June 2025
Total			68.59

The permits indicate mining being permitted between prescribed elevations as follows:

  Yuelianggou Mining License - 1,060 m and 0 m elevations

  Haopinggou Mining License - 955 m and 365 m elevations

  Tieluping-Longmen Mining License - 1,250 m and 700 m elevations

  Doncaogau Mining License - 1,087 m and 605 m elevations

The authors of the Ying Technical Report understand that, historically, it has not been unusual for mining companies in China, including Silvercorp, to undertake resource-related activities outside of limits prescribed in mining permits, with the process related to applications for, and granting of, permit limit extensions occurring in parallel with those activities. The authors of the Ying Technical Report also understand that the process for granting of mining permits is currently under regulatory review.

Henan Found’s policy has been to initiate applications to the relevant government departments so that exploration permits are reissued beneath the lower boundary of the mining permit areas in accordance with the “Mineral Resources Law of the People’s Republic of China” and the integration policy of mineral resource development issued by the Ministry of Land and Resources of China and the Henan Provincial Government.

The existing mining licenses cover all the active exploration and mining areas discussed in the Ying Technical Report. Mining licenses are subject to mining-right usage fees (a fixed annual charge), mineral resource compensation fees, and applicable mineral resource taxes. The renewal of mining licenses and extending of mining depth and boundaries occur in the ordinary course of business as long as mineral resources exist, are defined, the required documentation is submitted, and the applicable government resources taxes and fees are paid. The mining licenses give the right to carry out full mining and mineral processing operations in conjunction with safety and environmental certificates. The safety certificates for Silvercorp’s mining activities have been issued by the Department of Safety, Production and Inspection of Henan Province. Environmental certificates have been issued by the Department of Environmental Protection of Henan Province.

Surface rights for mining purposes are not included in the licenses, but Silvercorp has acquired surface rights for mining and milling activities by effecting payment of a purchase fee based on the appraised value of the land. Subject to negotiation, some land use compensation fees may also be due to local farmers if their agricultural land is disturbed by exploratory work.

China has an established Mining Code that defines the mining rights guaranteed by the government of China.

China has a 13% Value Added Tax (“VAT”) on sales of concentrates and on articles such as materials and supplies. The VAT paid on materials purchased for mining is returned to Silvercorp as an incentive to mine in China. There is no VAT on labour. In addition, Silvercorp also pays a VAT surtax, which amounts to approximately 1.6% of sales, and mineral resources tax is currently levied at approximately 3% of sales. The income tax rate is 25%.

There are no known or recognized environmental issues that might preclude or inhibit a mining operation in this area. Some major land purchases may be required in the future for mine infrastructure purposes (such as for additional processing plant requirements, waste disposal, offices and accommodations). There are no significant factors and risks that may affect access, title, or the right or ability to perform work on the Ying Property that are known at this time.

The district lies within rugged, deeply dissected mountainous terrain of the Xionger Mountain Range. Elevations range from 300 m to 1,200 m above sea level. Hill slopes are steep, commonly exceeding 25°, and have good bedrock exposure.

The area is sparsely vegetated, consisting mostly of bushes, shrubs, ferns and small trees. At higher elevations the vegetation is more dense and the trees are larger. The local economy is based on agriculture (wheat, corn, tobacco, medicinal herbs) and mining. Agriculture is confined to the bottoms of the larger stream valleys and to the many terraced hillsides.

The Ying Property is about 240 km west-southwest of Zhengzhou (population 7.0 million), the capital city of Henan Province, and 145 km south-west of Luoyang (population 1.4 million), which is the nearest major city. Zhengzhou, the largest industrial city in the region, offers full-service facilities and daily air flights to Beijing, the capital of China, as well as to Shanghai and Hong Kong. The nearest small city to the project area is Luoning (population>80,000), about 56 km by paved roads from Silvercorp’s Ying mill site, which is located centrally to the projects. The mill site is about 15 km by paved road from the Guxian Reservoir. The SGX camp is accessed via a 10-minute ferry ride across the Reservoir.

To date, ore from the SGX and HZG mines has been transported by ferry across the Guxian Reservoir to the mills. Silvercorp has also driven a haulage tunnel to connect the SGX and HPG mines to increase haulage efficiency and facilitate environment-friendly operations. The HPG, TLP, and LM projects have good road access.

The area has a continental, sub-tropical climate with four distinct seasons. Temperature changes are dependent on elevation, with an annual range of -10°C to 38°C and annual average of 15°C. The annual precipitation averages 900 mm, occurring mostly in the July to September rainy season and supplemented by snow and frost occurring from November to March. The projects operate year round.

Silvercorp has sufficient surface rights to operate the projects. There are major power grids adjacent to the properties, including a power line extending to the SGX Area. Adjacent to the Ying Property is a hydropower generating station at the dam that forms the Guxian Reservoir. This reservoir is on the Luo River, a tributary of the Yellow River.

Sufficient manpower is available to serve most exploration or mining operations. The steep valleys form natural reservoirs for mine tailings and waste dumps.

History

Silver-lead-zinc mineralization in the Ying district has been known and intermittently mined for several hundred years. Silvercorp acquired an interest in the SGX project in 2004, the HPG project in 2006, and the TLP / LM projects in late 2007. Annual production has ramped up substantially in recent years, reaching 590,000 tonnes of ore in fiscal year 2016, and maintaining around 620,000 to 635,000 tonnes in each of fiscal years 2017 to 2020.

Geological Setting, Mineralization and Deposit Types

Geologically, the Ying Property is situated in the 300 km-long west-northwest trending Qinling orogenic belt, a major structural belt formed by the collision of two large continental tectonic plates in Paleozoic time. Rocks along the orogenic belt are severely folded and faulted, offering optimal structural conditions for the emplacement of mineral deposits. Several operating silver-lead-zinc mines, including those in the Ying Property, occur along this belt. The dominant structures in the region are west-northwest trending folds and faults, the faults comprising numerous thrusts with sets of conjugate shear structures trending either north-west or north-east. These shear zones are associated with all the important mineralization in the district.

Mineralization comprises numerous mesothermal, silver-lead-zinc-rich, quartz-carbonate veins in steeply-dipping, fault-fissure zones which cut Precambrian gneiss and greenstone. The vein systems consist of narrow, tabular or splayed veins, often occurring as sets of parallel and offset veins. The veins thin and thicken abruptly along the structures in classic “pinch-and-swell” fashion with widths varying from a few centimetres up to a few metres. “Swells” formed in structural dilatant zones along the veins often form mineralized “shoots”. At the SGX mine, these shoots range from 30 m to more than 60 m in vertical and horizontal dimensions over true vein widths of 0.4 m to 3.0 m. The vertical dimension of the SGX shoots is commonly twice or more the horizontal dimension. Longitudinal sections constructed along the veins indicate that many of the shoots have a steep, non-vertical rake.

The fault-fissure zones extend for hundreds to a few thousand metres along strike. To date, significant mineralization has been defined or developed in at least 308 discrete vein structures, and many other smaller veins have been found but have not, as yet, been well explored. The vein systems of the various mine areas in the district are generally similar in mineralogy, with slight differences between some of the separate mine areas and between the different vein systems within each area. These differences have been attributed to district-scale mineral zonation at different levels of exposure. This subtle zonation is thought to be perhaps analogous to the broadscale zonation patterns observed in the Coeur d’Alene District (USA) and characteristic of many other significant mesothermal silver-lead-zinc camps in the world (Broili et al., 2008, Broili et al.,2010).

Structurally, the vein systems throughout the district are all somewhat similar in that they occur as sets of veins, of generally similar orientation enclosed by fault-fissure zones, which trend most commonly northeast-southwest, less commonly north-south, and rarely northwest-southeast. The structures extend for hundreds to a few thousand metres along strike. They are often filled by altered andesite or diabase dikes together with quartz-carbonate veins or as discrete zones of altered bedrock (mainly gneiss) associated with local selvages of quartz-carbonate veinlets. From one-third to one-half of the structures exposed at the surface are conspicuously mineralized as well as altered.

Exploration

From July 1, 2016 to December 31, 2019 (the period between the effective dates of the previous and current Ying Technical Reports), Silvercorp conducted extensive exploration programs on the Ying Property that included exploration-development activities in the SGX mine area, including two producing mines (SGX and HZG), the HPG mine area, the TLP and LM mine areas, including three producing mines (TLP, LME, and LMW), and the DCG project. The past exploration activities, including surface activities, have been detailed in previous Technical Reports prepared for the Ying Property.

Other than drilling, the projects have been explored primarily by underground development and sampling. The workings follow the vein structures along strike, on levels spaced approximately 40 m apart. Silvercorp has found this method of underground exploration an effective and efficient way to define the geometry of the mineralized structures, in part due to the discontinuous character of the mineralization, but also to the relatively inexpensive development costs.

Channel samples across the mineralized structures are collected across the back of drift tunnels and the walls of crosscut tunnels at 5 m intervals, with the spacing of channel samples increasing to 15 or 25 m in the non-mineralized sections of the vein structures. Individual channels can consist of multiple chip samples, cut across and bracketing the mineralization and including associated wall rocks across the tunnel. Assay results of samples are documented on underground level maps and longitudinal sections.

Drilling

Prior to Silvercorp obtaining the rights to the SGX mine in 2004, there was little drilling work completed on the Ying Property. Drilling programs conducted by previous operators include a 10,736 m surface drilling program in the TLP-LM area by the No. 6 Nonferrous Geological Exploration Team from 1991 to 1994 and a test drilling program of two holes in the SGX area by the Henan Nonferrous Geological Exploration Bureau in 2003.

From 1 July 2016 to 31 December 2019, Silvercorp drilled 1,052 underground holes and 38 surface holes, for a total of approximately 325,151 m. Most drill core (core) is NQ-sized. Core recoveries are influenced by lithology and average 98 – 99%. Core is logged, photographed and sampled in the core shack on surface. Samples are prepared by cutting the core in half with a diamond saw. One half of the core is marked with sample number and sample boundary and then returned to the core box for archival storage. The other half is placed in a labelled cotton cloth bag with sample number marked on the bag. The bagged sample is then shipped to the laboratory for preparation and assaying.

Other than drilling, the projects have been explored primarily from underground workings. The workings follow vein structures along strike, on levels spaced approximately 40 m apart. Chip samples across the structures are collected at 5 m intervals. From July 1, 2016 to December 31, 2019, Silvercorp undertook 201,688 m of tunneling, and collected 75,334 channel / chip samples.

Drilling results from the 2016 – 2019 drilling program in the Ying Property are briefly summarized in Table 2. These results have been incorporated into the mine databases and contribute to the current Mineral Resource update for the seven Ying mine areas. There is no drilling for DCG during this period.

Table 2 - Brief summary of the 2016 – 2019 drilling results

Mine area	Holes completed	No of mineralized intersections (≥120/g/t AgEq)	Average grade of mineralized intersections (g/t AgEq)	Average true width of mineralized intersections (m)	Detected depth (elevation m)
SGX	302	155	520	0.68	861-143
HZG	110	63	394	0.61	335-879
HPG	138	49	350	0.67	938-39
LME	112	118	396	0.59	411-941
LMW	191	86	439	0.71	1097-322
TLP	237	127	494	0.52	153-1114

Notes: Results from July 2016 to December 2019. (There was no drilling for DCG during this period)

Sampling and Analysis and Data Verification

The numerous fault-fissure structures that cut the gneissic bedrock of the Ying Property are not continuously mineralized. Veins occur intermittently along these structures, appearing and disappearing along-strike and down-dip. Silvercorp’s exploration consists of horizontal tunneling along and across the veins, in addition to driving raises or declines to access the veins at other levels. Core drilling is designed to intersect the veins in other locations both laterally and vertically. Channel samples are collected from underground tunnels and other workings, and core samples are collected from altered and mineralized drill cores. The sample collection and preparation follow accepted industry practice.

Core Samples

NQ-sized drill cores (48 mm in diameter) are recovered from the mineralized zones. Drill core is logged, photographed and sampled in detail at the surface core shack, with each mine having its own logging and core-cutting facilities. Samples are delineated by lithology, mineralization, and alteration. Mineralized zones are sampled together with wallrock samples that bracket the mineralization. Samples have a minimum length of 20 cm and a maximum length of 2 m.

Chip/Channel Samples

Channel samples lines are marked by a geologist and collected as continuous chip samples from the roofs of drift tunnels (perpendicular to the mineralized vein structure), and from the walls of crosscut tunnels (which cross the mineralized vein structure). Samples have a minimum size of 20 cm and a maximum size of 2 m. Drill and channel samples are numbered following protocols outlined by Silvercorp that generates unique IDs. Samples bracket the vein in addition to sampling the vein itself.

Sampling shipment and security

Drill core samples are stored in securely sealed bags at the core logging facilities until shipment by courier to one of the following three reputable commercial laboratories which are chosen based on capacity:

  The Analytical Laboratory of Henan Nonferrous Exploration Institute (Zhengzhou Nonferrous Laboratory) in Zhengzhou, Henan Province.

  The Chengde Huakan 514 Geology and Mineral Testing and Research Institute (Chengde Laboratory) in Chengde, Hebei Province.

  The Analytical Laboratory of the Inner Mongolia Geological Exploration Bureau (Inner Mongolia Laboratory) in Hohhot, Inner Mongolia.

The three external laboratories are accredited and certified as first-class laboratories by the Chinese government. The procedures for sample preparation and quality management in these laboratories are established in accordance with the official Chinese technical standard DZ/T 0130-2006 (The Specification of Testing Quality Management for Geological Laboratories), which is a combination of the basic principles and methodologies of ISO 9000:2000 and ISO/IEC 17025:1999.

Channel samples are analyzed on site at the Ying assay laboratory located at the mill complex in Luoning County. A brief examination of the Ying laboratory was made by AMC qualified persons (as such term is defined in NI 43-101, “Qualified Persons”) in both 2013 and 2016 as outlined in previous AMC reports. The assay laboratory is officially accredited by the Quality and Technology Monitoring Bureau of Henan Province and has been used to analyze both channel samples taken from underground workings for Resource estimation purposes, and concentrate produced from the processing plants. Most of the processes for the analysis of channel samples and concentrate are completed within separate buildings, rooms, and instruments.

The sampling and assaying Quality Assurance / Quality Control (QA/QC) program for the July 1, 2016 to December 31, 2019 period comprised 87,707 Certified Reference Material (CRM) samples, 929 blanks, and 623 field duplicates inserted with the core and channel / chip samples. CRMS, blanks and duplicates each consisted of approximately 3% of the total drill samples. CRMS consisted of 2.6% of the channel samples. Blanks consisted of 0.5% of the total channel samples. For channel samples. no duplicate samples were taken.

The review of Silvercorp’s QA/QC procedures has highlighted several issues that require further investigation and improvement. The QP does not consider these issues to have a material impact on the global Mineral Resources and

Mineral Reserve estimates but cannot guarantee there are no material impacts on a local scale. Overall, the QP considers the assay database to be acceptable for Mineral Resource estimation.

Silvercorp has implemented industry standard practices for sample preparation, security and analysis. This has included common industry QA/QC procedures to monitor the quality of the assay database, including inserting CRM samples, blank samples and field sample duplicates into sample batches on a predetermined frequency basis.

Metallurgical testwork and processing

Prior to operation of the mines and the construction of Silvercorp’s mills, metallurgical tests had been conducted by various labs to address the recoveries of the different types of mineralization. TLP mineralization was tested by the Changsha Design and Research Institute (CDRI) in 1994, SGX mineralization was tested by Hunan Non-ferrous Metals Research Institute (HNMRI) in May 2005, and HZG mineralization was tested by Tongling Nonferrous Metals Design Institute (TNMDI) in 2006.

The results predicted a metallurgically amenable ore with clean lead-zinc separation by differential flotation and, with the possible exception of silver halides in the upper zones of the TLP deposit, high silver recoveries. Although on-site plant tuning has been carried out, it is understood that no external testwork programs have been carried out since the compilation of the original design criteria data.

Mineral Resource and Mineral Reserve Estimates

The Mineral Resource estimates for the SGX, HPG, LMW, and LME deposits were carried out by independent Qualified Person, Rod Webster, MAIG of AMC, who takes responsibility for those estimates. The Mineral Resource estimates for the TLP, HZG, and DCG deposits were carried out by independent Qualified Person, Simeon Robinson, P.Geo. of AMC, who takes responsibility for those estimates.

The December 2019 Mineral Resources were estimated using a block modelling approach and Datamine’s™ dynamic anisotropy application1. Except for DCG, all grade estimation was completed using ordinary kriging. DCG was estimated using inverse distance squared.

Additional geological sections in the Ying Technical Report were prepared by independent Qualified Person Dr Adrienne Ross, P.Geo. of AMC, who takes responsibility for those sections.

The Mineral Resources include material (approximately 30% of the Indicated Resources) below the lower limit of Silvercorp’s current mining permits. However, because of the nature of Chinese regulations governing applications for new or extended mining permits, the Qualified Persons for the Mineral Resource estimation are satisfied that there is no material risk of Silvercorp not being granted approval to extend the lower depth limit of its permits to develop these Mineral Resources as and when required.

The Mineral Resource and metal content estimates are shown in Table 3 and are reported above cut-offs after applying a minimum practical extraction width of 0.3 m. Diluted grades were estimated for blocks with mineralization widths less than 0.3 m by adding a waste envelope with zero grade. Cut-off grades are based on in situ values in silver equivalent (AgEq) terms in grams per tonne and incorporate mining, processing and shipping costs, and metallurgical recoveries and payable values, provided by Silvercorp for each mine and reviewed by the Qualified Persons. AgEq formulae and cut off grades are shown in the footnotes of Table 3.

[1] Dynamic anisotropy re-orientates the search ellipsoid for each estimated block based on the local orientation of the mineralization.

Table 3 - Ying Property - Mineral Resources and metal content for silver, lead, zinc, and gold as of 31 December 2019 (Inclusive of Mineral Reserves)

Mine	Resource category	Tonnes (Mt)	Au (g/t)	Ag (g/t)	Pb (%)	Zn (%)	Metal contained in Mineral Resources
							Au (koz)	Ag (Moz)	Pb (kt)	Zn (kt)
SGX	Measured	3.29	-	313	6.19	3.12	-	33.08	203.6	102.5
	Indicated	3.48	-	257	5.04	2.53	-	28.77	175.5	88.1
	Measured + Indicated	6.77	-	284	5.60	2.82	-	61.86	379.1	190.6
	Inferred	4.33	-	237	4.84	1.99	-	33.00	209.8	86.1
HZG	Measured	0.49	-	342	1.09	0.25	-	5.43	5.4	1.2
	Indicated	0.60	-	274	0.70	0.15	-	5.29	4.2	0.9
	Measured + Indicated	1.09	-	305	0.87	0.20	-	10.72	9.5	2.1
	Inferred	0.97	-	250	0.78	0.18	-	7.77	7.5	1.7
HPG	Measured	0.88	1.17	93	3.74	1.43	33.3	2.64	33.1	12.6
	Indicated	1.50	1.35	67	3.02	1.30	64.9	3.22	45.2	19.5
	Measured + Indicated	2.38	1.28	77	3.29	1.35	98.2	5.87	78.3	32.1
	Inferred	3.20	2.05	84	2.65	1.04	211.2	8.65	84.9	33.2
LME	Measured	0.49	-	348	1.72	0.38	-	5.47	8.4	1.8
	Indicated	1.18	-	282	1.62	0.44	-	10.69	19.1	5.1
	Measured + Indicated	1.67	-	301	1.65	0.42	-	16.16	27.5	7.0
	Inferred	1.79	-	222	1.73	0.39	-	12.75	30.9	6.9
LMW	Measured	0.74	-	330	3.13	0.28	-	7.87	23.2	2.1
	Indicated	1.97	-	259	2.33	0.29	-	16.41	45.9	5.8
	Measured + Indicated	2.71	-	278	2.55	0.29	-	24.29	69.1	7.9
	Inferred	2.41	-	248	2.85	0.39	-	19.22	68.6	9.5
TLP	Measured	2.51	-	208	3.44	0.33	-	16.79	86.5	8.3
	Indicated	2.92	-	165	2.74	0.32	-	15.48	79.9	9.2
	Measured + Indicated	5.43	-	185	3.06	0.32	-	32.27	166.4	17.5
	Inferred	5.48	-	157	2.64	0.25	-	27.70	144.7	13.7
DCG	Measured	-	-	-	-	-		-	-	-
	Indicated	0.06	0.09	59	3.78	0.15	0.2	0.12	2.3	0.1
	Measured + Indicated	0.06	0.09	59	3.78	0.15	0.2	0.12	2.3	0.1
	Inferred	0.40	0.24	61	4.69	0.15	3.2	0.79	18.9	0.6
Total	Measured	8.41	0.12	264	4.28	1.53	33.3	71.29	360.2	128.6
	Indicated	11.71	0.17	212	3.18	1.10	65.1	79.98	372.1	128.7
	Measured + Indicated	20.12	0.15	234	3.64	1.28	98.4	151.26	732.3	257.3
	Inferred	18.58	0.36	184	3.04	0.82	214.4	109.87	565.3	151.8

Notes:

  Measured and Indicated Mineral Resources are inclusive of Mineral Resources from which Mineral Reserves are estimated.

  Metal prices: gold US$1,250/troy oz, silver US$18/troy oz, lead US$0.95/lb, zinc US$1.10/lb.

  Exchange rate: RMB 6.90 : US$1.00.

  Mineral Resource reported 5 m below surface

  Veins factored to minimum extraction width of 0.3 m after estimation.

  Cut-off grades: SGX 145 g/t AgEq; HZG 130 g/t AgEq; HPG 140 g/t AgEq; LME 120 g/t AgEq; LMW 155 g/t AgEq; TLP 130 g/t AgEq; DCG 135 g/t AgEq.

  Silver equivalent formulas by mine:

    SGX=35.63*Pb%+22.45*Zn%+Ag g/t

    HZG=34.6*Pb%+Ag g/t

    HPG=36.84*Pb%+23.61*Zn%+62.87*Au g/t + Ag g/t

    LME=34.17*Pb%+11.92*Zn%+Ag g/t

    TLP=34.19*Pb%+Ag g/t

    LMW=35.06*Pb%+Ag g/t

    DCG=36.84*Pb% + 23.61*Zn + 62.87*Au g/t + Ag g/t

  Exclusive of mine production to 31 December 2019.

  Rounding of some figures may lead to minor discrepancies in totals.

Comparison of Mineral Resources, June 30, 2016 and December 31, 2019

A comparison of Mineral Resource estimates between 30 June 2016 and 31 December 2019 indicates the following:

  Measured and Indicated tonnes have increased by 23% overall, while the Inferred tonnes have increased by 78%.

  Measured and Indicated grades have decreased overall by between -2% and -6%. Inferred grades decreased between -20% and -26% overall (both comparisons excluding gold as it is a very minor contributor).

  The net result in the Measured and Indicated categories has been an increase in the contained silver of 18% and an increase in the contained lead of 16%. The increase in zinc content was 20%.

  The net result in the Inferred category has been an increase in the contained silver of 42% and a significant increase in both the contained lead and zinc, with increases of 38% and 32% respectively.

Reasons for the differences in grade, tonnes, and contained metal include Mineral Resource additions and conversion to higher categories arising from drilling and level development, different cut-off grades and depletion due to mining. Additional channel and drillhole samples also became available between the two estimates to extend the Mineral Resources along-strike and down-dip, and allowed changed interpretation of the veins, given the greater degree of geological understanding.

Mining and Mineral Reserves

The Mineral Reserve estimates for the Ying Property were prepared by Silvercorp under the guidance of independent Qualified Person, Mr H.A. Smith, P.Eng., who takes Qualified Person responsibility for those estimates. Table 4 summarizes the Mineral Reserve estimates for each Ying mine and for the entire Ying operation. Approximately 44% of the Mineral Reserve tonnage is categorized as Proven and approximately 56% is categorized as Probable.

Table 4 - Mineral Reserve estimates, Ying Property, 31 December 2019

Mine	Reserve Category	Mt	Au (g/t)	Ag (g/t)	Pb (%)	Zn (%)	Metal Contained in Mineral Reserves
							Au (koz)	Ag (Moz)	Pb (kt)	Zn (kt)
SGX	Proven	2.48		298	5.86	2.80		23.73	145.2	69.4
	Probable	2.71		259	5.05	2.35		22.57	137.0	63.9
Total Proven & Probable		5.19		277	5.43	2.57		46.30	282.1	133.3
HZG	Proven	0.30		356	0.98	0.24		3.42	2.9	0.7
	Probable	0.32		306	0.66	0.12		3.13	2.1	0.4
Total Proven & Probable		0.62		330	0.82	0.18		6.54	5.0	1.1
HPG	Proven	0.48	1.05	88	3.66	1.52	16	1.34	17.4	7.2
	Probable	0.76	1.38	62	3.07	1.37	34	1.53	23.4	10.5
Total Proven & Probable		1.24	1.25	72	3.29	1.43	50	2.88	40.8	17.7
LME	Proven	0.36		352	1.65	0.37		4.05	5.9	1.3
	Probable	0.89		287	1.57	0.40		8.18	13.9	3.5
Total Proven & Probable		1.24		306	1.59	0.39		12.23	19.8	4.8

LMW	Proven	0.42		347	3.30	0.28		4.73	14.0	1.2
	Probable	0.93		303	2.44	0.30		9.00	22.6	2.8
Total Proven & Probable		1.35		317	2.71	0.29		13.73	36.6	4.0
TLP	Proven	1.25		241	3.47	0.34		9.71	43.5	4.2
	Probable	1.10		216	2.60	0.32		7.62	28.5	3.5
Total Proven & Probable		2.35		230	3.07	0.33		17.34	72.0	7.7
Ying Mine	Proven	5.29	0.09	276	4.33	1.59	16	46.99	228.9	84.0
	Probable	6.70	0.16	241	3.39	1.26	34	52.02	227.5	84.5
Total Proven & Probable		11.99	0.13	257	3.81	1.41	50	99.01	456.4	168.6

  Notes to Mineral Reserve Statement:

    Cut-off grades (Ag/Eq g/t): SGX – 235 Resuing, 205 Shrinkage; HZG – 240 Resuing, 210 Shrinkage; HPG – 235 Resuing, 210 Shrinkage; LME – 210 Resuing, 180 Shrinkage; TLP – 240 Resuing, 215 Shrinkage; LMW – 260 Resuing, 235 Shrinkage.

    Stope Marginal cut-off grades (AgEq g/t): SGX – 215 Resuing, 180 Shrinkage; HZG – 220 Resuing, 190 Shrinkage; HPG – 215 Resuing, 190 Shrinkage; LME – 180 Resuing, 150 Shrinkage; TLP – 220 Resuing, 195 Shrinkage; LMW – 230 Resuing, 205 Shrinkage.

    Development Ore cut-off grades (AgEq g/t): SGX – 145; HZG – 140; HPG – 145; LME – 120; TLP – 150; LMW – 165.

    Unplanned dilution (zero grade) assumed as 0.05 m on each wall of a resuing stope and 0.10 m on each wall of a shrinkage stope.

    Mining recovery factors assumed as 95% for resuing and 92% for shrinkage.

    Metal prices: gold US$1,250/troy oz, silver US$18/troy oz, lead US$0.95/lb, zinc US$1.10/lb.

    Processing recovery factors: SGX – 96.5% Ag, 97.8% Pb, 64.2% Zn; HZG – 96.8% Ag, 95.2% Pb; HPG – 90.7% Au, 90.2% Ag, 94.4% Pb, 63.1% Zn; LME – 96.9% Ag, 94.1% Pb, 34.2% Zn; TLP – 93.4% Ag, 90.7% Pb; LMW – 96.6% Ag, 96.3% Pb.

    Payables: Au – 81%; Ag – 90.0%; Pb – 87.5%; Zn – 72.5%.

    Exclusive of mine production to 31 December 2019.

    Exchange rate assumed is RMB 6.90 : US$1.00.

    Rounding of some figures may lead to minor discrepancies in totals.

  The Mineral Reserve estimates assume that the current stoping practices of cut and fill resuing and shrinkage stoping will continue to be predominant at the Ying Property. The largely sub-vertical veins, generally competent ground, reasonably regular vein width, and hand-mining techniques using short rounds, allow a significant degree of selectivity and control in the stoping process. Minimum mining widths of 0.5 m for resuing and 1.0 m for shrinkage are assumed. The Qualified Person has observed the mining methods at the Ying Property and considers the minimum extraction and mining width assumptions to be reasonable. Minimum dilution assumptions are 0.10 m of total overbreak for a resuing cut and 0.2 m of total overbreak for a shrinkage stope.

  Average Ying dilution factors have been estimated as 15% for resuing and 18% for shrinkage, while assumed mining recovery factors are 95% for resuing stopes and 92% for shrinkage stopes.

  For the total tonnage estimated as Ying Mineral Reserves, 49.7% is associated with resuing and 50.3% with shrinkage.

  The sensitivity of the Ying Mineral Reserves to variation in cut-off grade has been tested by applying a 20% increase in COG to Mineral Reserves at each of the Ying mines. The lowest sensitivities are seen at SGX and LME with, respectively, estimated 4.7% and 9.4% reductions in contained AgEq ounces when the COG is increased by 20%. The highest reduction of 21.0% is noted at HPG. For the Ying Property as a whole, an approximately 8.8% reduction in AgEq ounces demonstrates relatively low overall COG sensitivity.

  For the entire Ying Property, total Mineral Reserve tonnes are approximately 60% of Mineral Resource (Measured plus Indicated) tonnes. Silver, lead, and zinc Mineral Reserve grades are 110%, 105% and 110% respectively of the corresponding Measured plus Indicated Mineral Resource grades. Metal conversion percentages for silver, lead, and zinc are 65%, 62%, and 66% respectively.

  Underground access to each of the mines in the steeply-sloped, mountainous area is generally via adits at various elevations, inclined haulageways, and internal shafts (winzes). The only shaft to surface is at LM West. It has a current hoisting capacity of 150,000 tpa of combined ore and waste with a standard cage. The mines are developed using trackless equipment – 20 t trucks and one-boom jumbos; and small, conventional tracked equipment – battery / diesel locomotives, rail cars, electric rocker shovels and pneumatic hand-held drills (jacklegs). At most of TLP, four adits of

  SGX, part of LME, and part of LMW, small tricycle trucks with a payload of up to three tonnes each are used to haul ore to surface. These tricycle trucks are being gradually replaced by rail cars in all mines except for TLP.

  The global extraction sequence is top-down between levels, and generally outwards from the central shaft or main access location. The stope extraction sequence is bottom-up. Stope production drilling is by jackleg. In-stope rock movement is by gravity to draw points or by hand-carting to steel ore passes or chutes. Production mucking uses mostly hand shovels or, occasionally, rocker shovels, with rail cars and electric or diesel locomotives transporting ore to the main shaft or inclined haulageway. Ore transport to surface is via skip / cage hoisting (shaft), rail-cars (tracked adit and / or inclined haulageway), small tricycle trucks (adit), or 20 t trucks (ramp). Some hand picking of high-grade ore and waste is done on surface, with transport to the centralized processing plants being via 30 t or 45 t trucks or barge and truck combination.

  Comparison of Mineral Reserves, July 1, 2016 to December 31, 2019

  A comparison of Mineral Reserve estimates between July 1, 2016 (previous Technical Report) and December 31, 2019 (the Ying Technical Report) indicates the following (note that the 2019 Mineral Reserves are exclusive of ore mined since June 2016):

    3% decrease in total (Proven + Probable) Ying Mineral Reserve tonnes.

    Increase in total Ying Mineral Reserve silver, lead, and zinc grades of 7%, 2%, and 11% respectively.

    Increases in total Ying Mineral Reserve metal content for silver and zinc of 4% and 8% respectively; 1% decrease in total lead content.

    SGX continues being the leading contributor to the total Ying Mineral Reserves, accounting for 43% of tonnes, 47% of silver, 62% of lead, and 79% of zinc, compared to respective values of 45%, 48%, 60%, and 83% in 2016.

    6% decrease in total Mineral Reserve tonnes at SGX, but slight increases in total metal content for silver, lead and zinc of 1%, 2% and 3% respectively.

    63% increase in total Mineral Reserve tonnes at HPG, with corresponding increases in silver, lead and zinc content of 23%, 50% and 103% respectively. Gold Mineral Reserves also increased from 27 koz to 50 koz at HPG.

    31% increase in total Mineral Reserve tonnes at LME, with corresponding increases in silver, lead and zinc content of 35%, 5% and 20% respectively.

    34% decrease in total Mineral Reserve tonnes at LMW, with corresponding decreases in silver, lead and zinc content of 17%, 35% and 31% respectively.

    4% increase in total Mineral Reserve tonnes at HZG, with corresponding increases in silver and zinc content of 12% and 10% respectively; 2% decrease in total lead content.

    5% decrease in total Mineral Reserve tonnes at TLP, but with increases in both silver and zinc content of 11%; 7% decrease in total lead content.

  Reconciliation

  Table 5 summarizes the Silvercorp reconciliation between Mineral Reserve estimates in areas mined and production as mill feed for the Ying mines from July 1, 2016 to December 31, 2019.

  Table 5 Mineral Reserve to production reconciliation: July 2016 – December 2019

	Mine	Ore (kt)	Grade			Metal
			Ag (g/t)	Pb (%)	Zn (%)	Ag (koz)	Pb (kt)	Zn (kt)
Reserve (Proven + Probable)	SGX	923	311	5.78	2.37	9,233	53.34	21.87
	HZG	191	331	1.01		2,032	1.92
	HPG	259	114	4.46	1.07	948	11.54	2.77
	LME	223	337	1.78	0.32	2,425	3.97	0.72
	LMW	324	330	3.32		3,440	10.77

	TLP	429	259	3.36		3,570	14.39
	Total	2,349	287	4.08	1.08	21,649	95.94	25.37
Reconciled Mine Production[1,2]	SGX	919	352	6.92	1.85	10,144	61.97	16.57
	HZG	185	415	1.55		2,407	2.79
	HPG	207	116	3.79	1.08	749	7.64	2.18
	LME	171	469	2.04	0.31	2,523	3.42	0.52
	LMW	245	325	3.33		2,494	7.95
	TLP	502	199	3.00		3,128	14.69
	Total	2,229	307	4.53	0.89	21,445	98.47	19.27
Mine Production as % of Reserves	SGX	100%	113%	120%	78%	110%	116%	76%
	HZG	97%	125%	154%		118%	146%
	HPG	80%	101%	85%	101%	79%	66%	79%
	LME	77%	139%	115%	97%	104%	86%	72%
	LMW	76%	98%	100%		72%	74%
	TLP	117%	77%	89%		88%	102%
	Total	95%	107%	111%	82%	99%	103%	76%

  Notes:
  1Includes high-grade, hand-sorted ore.
  2Assumes 2.5% moisture in wet ore.

  The Qualified Person made the following observations relative to the data in Table 5:

    Overall, the mine produced 5% less tonnes at a 7% higher silver grade, an 11% higher lead grade and an 18% lower zinc grade; for 1% less contained silver, 3% more contained lead and 24% less contained zinc relative to Mineral Reserve estimates. The significantly lower zinc grade and zinc metal contained may be attributed to some processing recovery uncertainty affecting reconciled values. The QP notes that zinc has only a small effect on revenue (6% of total projected revenue as per 2019 Mineral Reserves).

    In terms of mined silver grades, SGX, HZG, and LME were well above reserve grades, while HPG and LMW were approximately the same and TLP was significantly below. Lead grades show a similar pattern, although with HPG and TLP being 15% and 11% respectively below reserve grades. The grade values suggest that the dilution control emphasis has achieved good results overall, but with a minority of site areas (e.g., at TLP) possibly having more dilution than projected.

    Factors that may have contributed to results variability include:

      Over- and / or under-estimation of Mineral Resource / Reserve tonnes and grades at individual sites.

      Variable or adverse ground conditions.

      Use of shrinkage stoping in very narrow and / or discontinuous veins.

      Mining of lower grade, but still economic, material outside of the vein proper.

      Misattribution of feed source to the mill.

      Mill process control issues.

  Silvercorp has placed a high level of focus on dilution control in recent years and has revised its stockpiling and record keeping procedures and implemented a work quality checklist management enhancement program. The Qualified Person has previously endorsed these actions and continues to do so.

  Mining Operations

  The Ying mine complex is a viable operation with a projected life of mine (“LOM”) through to 2040 based on Proven and Probable Reserves. The potential exists for an extended LOM via further exploration and development, particularly in areas of Inferred Resources.

  Annual ore production is projected to be maintained between 655 kt and 687 kt through to and including FY2031. From FY2032 to FY2036, ore production is projected to average about 600 ktpa, and then to drop from 443 ktpa to 283 ktpa over the final four years, as operations at the SGX, HPG, LME, and LMW mines wind down. The Qualified Person notes that the development and infrastructure required to allow production as projected is either already in place, is in development, or has been planned. The ability to achieve projected production will, to a large degree, be dependent on diligent planning and the consistent availability of resources, particularly skilled manpower and, although there is a certain amount of risk associated with the provision of key resources, the Ying mines performance in recent years lends support to a having a good degree of confidence that production tonnage targets can be achieved.

  Silver grades, particularly driven by SGX, are indicated to steadily decrease over the LOM. Through to and including 2025, the silver grade is projected to average 307 g/t. Beyond 2025, the silver grade ranges between 267 g/t and 203 g/t, but with the AgEq grade maintained in a fairly narrow range between 378 g/t and 436 g/t. The full LOM average AgEq grade is projected at 454 g/t. The grade profile is consistent with the mines developing more to depth, with a general decrease in Ag grades and a corresponding increase in Pb and Zn grades.

  The Qualified Person recommended that efforts continue to fully integrate the Resource estimation, Reserve estimation, and mine planning processes for both internal planning and external reporting.

  The Qualified Person also recommended that Silvercorp undertake periodic audits aimed at optimizing process control and mill performance, and that the summation of individual ore car weights by stope and zone be fully integrated into the tracking and reconciliation process.

  The Ying mines safety is governed by Chinese statutory requirements and the Qualified Person acknowledged that, in certain areas, those requirements are exceeded. The Qualified Person advised however, that Silvercorp should continue with a focus on safety improvement, including implementation of a policy where the more stringent of either Chinese or Canadian safety standards are employed.

  The Qualified Person recommended that Silvercorp investigate the use of portable compressors in mining areas with a view to minimizing power costs; and also investigate the benefits of the application of slushers for muck movement in stopes.

  The generally good ground conditions, and the regularity and sub-vertical nature of the Ying district veins, could provide an opportunity to effectively employ more bulk-mining methods such as longhole benching, and still with reasonable dilution. The Qualified Person recognized the technological change that would be required for their implementation but recommended that Silvercorp investigate the application of such methods.

  The Qualified Person considered that adoption of the above recommendations can form part of the day-to-day running of the Ying mines and that no specific cost provisions need be made in this regard.

  Processing and Recovery Operations

  Silvercorp runs two processing plants, Plants 1 and 2, at the Ying Property with a total current design capacity of about 2,800 tpd. The two plants are situated within 2 km of each other. Both were designed based on the lab tests completed by HNMRI in 2005. Plant 1 (Xiayu Plant - originally 600 tpd, upgraded to 800 tpd) has been in operation since March 2007. Plant 2 (Zhuangtou Plant) has been in production since December 2009, with an expansion from 1,000 tpd to 2,000 tpd completed in October 2011. Although current design processing capacity is about 2,800 tpd, it is understood that the actual capacity could reach 3,000 – 3,200 tpd. However, current LOM planning requires that the plants operate up to around 2,000 tpd.

  The overall processes of the two plants are similar and comprise crushing, grinding, flotation of lead and zinc concentrates, and concentrate dewatering. Plant 1 currently produces only a lead / silver concentrate. In the LOM plan, the majority of ore tonnes will be processed through Plant 2, with Plant 1 being used as a backup to process low grade ore or development ore from LM, HZG, and part of TLP.

  To optimize profitability, high grade lead concentrate from Plant 2 is blended with middle grade lead concentrate from Plant 1.

  SGX / HPG ores also contain high grade, large-size galena lumps with characteristic specular silver-grey colour. These may be hand-sorted at the mine sites, crushed, and then shipped by dedicated trucks to Plant 1. The lumps can be milled in a dedicated facility, and then sold directly, or mixed with flotation lead concentrate for sale.

  Both Plants 1 and 2 have exceeded target throughput levels. Lead and silver recovery targets are being met, although zinc recovery is lower than design, attributed to low zinc feed grades.

  After innovation and modification to both plants over last few years, lead and silver recoveries have increased significantly. Improvements have been consistently targeted on process system and other facilities both in Plant 1 and Plant 2 to improve the metal recovery and reduce energy consumption.

  Historically, higher-grade feed from SGX has enhanced plant performance but, with the proportion of SGX ore decreasing, the challenge is to maintain similar metallurgical performance on lower grade feedstock. From recent performance, it appears that recoveries are being maintained but concentrate grades are lower than target, however, not to the extent where there is a major deterioration in smelter terms.

  Infrastructure, Permitting and Compliance Activities

  There are two tailings management facilities (“TMF”); TMF1, adjacent to and serving Plant 1, and TMF 2, adjacent to and serving Plant 2. TMF 2 was completed in July 2012 and put into service in April 2013. The Qualified Person understands that site-specific risk assessment, such as for geotechnical risk, was originally carried out by Henan Luoyang Yuxi Hydrological & Geological Reconnaissance Company, with more recent assessments done by other organizations.

  The TMFs were designed based on then-current Mineral Resource / Mineral Reserve estimations and LOM production projections. Subsequent resource expansion and increased production projections indicate that the current tailings capacity will not be adequate for the full Ying LOM. Additional tailings capacity will thus be required in the later period of the LOM production. There are several location options for the third TMF, with assessment of those options still in the study stage. It is expected that there will be no problem to get permission to build the third TMF once it becomes necessary.

  Flood calculations have been performed appropriate to the Chinese system Grade III classification of the TMFs, which requires the flood control measures to meet a 1 in 100-year recurrence interval for design purposes, with a 1 in 500-year probable maximum flood criterion also. Safety and reliability analyses for the TMFs have been carried out in accordance with the Safety Technical Regulations for Tailings Ponds (AQ2006-2005) and under the Grade III requirements.

  Luoning County in which the Ying site is located has been classified as Grade 6 in terms of seismicity, and a basic design seismic acceleration of 0.05 g was indicated as being necessary to be taken into consideration in the TMF design. The seismic rating is in accordance with the China Seismic Intensity Scale (CSIS), which is similar to the Modified Mercali Intensity (MMI) scale, now used fairly generally. In effect, CSIS Grade 6 is similar to VI (Strong) on the MMI scale. The 0.05 g acceleration cited above for design purposes would correlate more with MMI V (Moderate) according to the United States Geological Service (USGS) Earthquakes Hazard Program, which could suggest a 0.10 g acceleration value for design.

  The Qualified Person acknowledged the more recent risk and stability assessment reports but recommended that Silvercorp also ensure that all safety and stability aspects of the TMFs are fully aligned with most up-to-date tailings facility recommendations on international best practice, including for latest guidance on maximum flood parameters.

  The Qualified Person also recommended that Silvercorp review the design basis acceleration to ensure consistency with the most up-to-date Ying site seismic zoning classification and associated parameters; and that the dam classification under the Chinese system be reviewed in the context of recent international classifications, e.g. Canadian Dam Association 2013.

  Reclaimed water from the tailings storage ponds and overflows from the two concentrators is recycled to minimize fresh water requirements. Zero discharge of the process water has been achieved at both TMFs in no-rainfall seasons.

  Each mine in the Ying Property has a number of rock waste dumps. Waste dump capacity at all mines is enough for the anticipated LOM waste rock. Silvercorp is investing approximately US$2.9 million to construct a 1 Mtpa aggregate plant to recycle and crush the waste rock from the Ying Mining District, and then supply it to the local construction market. The plant is expected to be commissioned in October 2020, and its profit, after capital recovery, will be shared between the local government, the local communities, and employees.

  Power for the Ying Property is drawn from Chinese National Grids with high-voltage lines to the different mine camps and mill plants. At SGX, one 35kV overhead line supplies main power for all production, and two 10 kV lines act mainly as a standby source of power in case of disruption. In addition, two 1,500 kW and one 1,200 kW diesel generators installed at one of the substations act as backup power supply in the event of a grid power outage.

  Access to the SGX / HZG mine from Silvercorp’s mill office complex is via a 7 km paved road to the Hedong wharf of the Guxian Reservoir, and then across the reservoir by boat to the mine site. Two large barges carry up to five 45 t ore trucks from the SGX / HZG and HPG mines to the plants. The HPG mine can be accessed either by boat or 12 km paved road, south-west of the main office complex. Ore from the TLP and LM mines is hauled to the Silvercorp central mill using 30 and 45 t truck fleets. The TLP, LME, and LMW mines are 15 km south-east of the main office complex and are accessed by paved road along the Chongyang River.

  The Luoyang government has considered a plan to use the Guxian reservoir as a drinking water source, which could affect ore transport by boat. To avoid possible disruption of ore transport, a tunnel and road link from the mill office complex to SGX via HPG has been constructed as a back-up transport route. The length of three separate tunnels in the link is 5,038 m. Also, over 10 km of road and three bridges linked to the tunnels have been built. It is anticipated that, using this alternative route, the ore transport cost would increase by between US$1 and US$2/t.

  Currently, the DCG project can be accessed by a 10.5 km paved road, south-southwest of the mills. A 1,756 m transportation ramp is also under development from the TLP Mine camp area to enable ore haulage, with 447 m driven and completion anticipated by the end of April 2021.

  Domestic water for SGX mine is drawn from the Guxian Reservoir, while water for the HPG, TLP, LM, and HZG mines comes from nearby creeks and springs. Mine production water for drilling and dust suppression is sourced from underground.

  Silvercorp operates the Ying mines mainly using contractors for mine development, production, ore transportation and exploration. The mill plant and surface workshops are operated and maintained using Silvercorp personnel. Silvercorp provides its own management, technical services, and supervisory staff to manage the mine operations.

  Each mine complex is run by a mine manager and one or two deputy mine managers. Because of proximity to each other, the SGX and HZG mines have common management, as do the TLP, LME, and LMW mines.

  The Ying mines workforce is about 3,625 persons, comprising approximately 834 Silvercorp staff, 77 Silvercorp hourly employees, and 2,714 contract workers.

  Environmental, permitting, social / community impact

  Silvercorp has all the required permits for its operations on the Ying Property. The existing mining permits cover all the active mining areas and, in conjunction with safety and environmental certificates, give Silvercorp the right to carry out full mining and mineral processing operations. Six safety certificates have been issued by the Department of

  Safety Production and Inspection of Henan Province, covering the SGX mine, Zhuangtou TMF, Shiwagou TMF, HPG mine, TLP mine, LMW mine and LME mine. Five environmental certificates have been issued by the Department of Environmental Protection of Henan Province, covering the Yuelianggou project (SGX mine and 1,000 tpd mill plant), HPG mine, TLP mine, LMW mine, LME mine and the 2,000 tpd mill plant built in 2009. For each of these certificates, there are related mine development / utilization and soil / water conservation programs, and rehabilitation plan reports. Silvercorp has also obtained approvals and certificates for wastewater discharge locations at the SGX mine, the HPG mine, and the two TMFs. All certificates must be renewed periodically.

  There are no cultural minority groups within the area surrounding the general project. The culture of the broader Luoning County is predominantly Han Chinese. No records of cultural heritage sites exist within or near the SGX, HZG, TLP, LME, LMW, and HPG project areas. The surrounding land near the SGX Mining Area is used predominantly for agriculture. The mining area does not cover any natural conservation, ecological forests or strict land control zones. Current area vegetation is mainly secondary, including farm plantings. Larger wild mammals have not been found in the region. Small birds nesting and moving in the woodland are observed occasionally. The surrounding villagers raise domestic animals, such as chickens, ducks, pigs, sheep, and goats.

  Silvercorp has made a range of cash donations and contributions to local capital projects and community support programs, sponsoring university students and undertaking projects such as road construction, and school repairs, upgrading and construction. Economic contributions are also made in the form of direct hiring and retention of local contractors, suppliers, and service providers.

  Silvercorp’s main waste by-products are waste rock produced during mining operations and the mine tailings produced during processing. There is also minor sanitation waste produced. Waste rock is deposited in various waste rock stockpiles adjacent to the mine portals and is utilized for construction around the site. Waste rock is mainly comprised of quartz, chlorite and sericite, kaolin and clay minerals and is non-acid generating. Once a waste rock stockpile is full (or at the time of site closure), it will be covered with soil and re-vegetated. For stabilization, retaining wall structures will be built downstream of each waste rock site. A diversion channel will be constructed upstream to prevent high water flows into the stockpile and the slope surface from washing out. Waste rock stockpiles at SGX, HPG, HZG, and LMW have already been covered with soil and re-vegetated.

  Process tailings are discharged into purpose built TMFs, which have decant and under-drainage systems to provide for flood protection and for the collection of return water. Daily inspections are undertaken for the tailings pipelines, TMF embankment and the seepage / return water collection system. After the completion of the TMFs, the facilities will be covered with soil and vegetation will be replanted. The SGX Environmental Impact Assessment (EIA) Report states that the tailings do not contain significant sulphides and have no material potential for acid generation.

  Silvercorp has established an environmental protection department consisting of five full time staff, which is responsible for environment / rehabilitation management work in the Ying Property. Monitoring plans include air and dust emissions and noise and wastewater monitoring, and are implemented by qualified persons and licensed institutes. The Qualified Person understands that test results from 2016 to 2020 indicate that surface water, sanitary / process plant wastewater and mining water are in compliance with the required standards; also, that project completion inspection results were all compliant for wastewater discharge, air emission, noise and solid waste disposal. There have been a few exceptional cases in which pH values of the discharged mining water were slightly over 9.0 and Pb concentrations slightly exceeded the permitted limit of 0.011 mg/L at the general discharge point after sedimentation tank for both SGX and TLP mines.

  Maintaining water quality for the Guxian Reservoir, while operating the SGX and HPG projects, is a key requirement in the project environmental approvals. Silvercorp has created a SGX / HPG surface water discharge management plan which comprises collection and sedimentation treatment of mine water combined with a containment system (i.e. zero surface water discharge), and installation of a stormwater drainage bypass system. Overflow water from the mill process and water generated from the tailings by the pressure filter are returned to the milling process to ensure that wastewater (including tailings water) is not discharged.

  Water from mining operations is reused for the same purpose and the remaining water is treated according to the Surface Water Quality Standards and Integrated Wastewater Discharge Standard to meet the Class III requirements of surface water quality and Class I wastewater quality before being discharged to Guxian Reservoir at discharge points approved by the Yellow River Management Committee in Luoning County. Monthly monitoring by the Luoyang Liming Testing Company and Yellow River Basin Environmental Monitoring Centre indicate that water discharged to the surface water body is in compliance.

  Except for one small creek, there are no surface water sources near the TLP and LM mines, and no mining water is discharged to this creek from the mines. There is a limited volume of mining water generated from the lower sections of the TLP and LM mines, most of which is used in mining activities, and none is generated from the upper sections.

  There is a groundwater monitoring program for the processing plant area, but not for the mining areas. It is recognized that there is no requirement under Chinese environmental approvals to monitor this potential impact. The Qualified Person understands that test results indicate that groundwater quality is compliant with the required standard.

  Silvercorp’s production activities are compliant with Chinese and international labour regulations. Formal contracts are signed for all the full-time employees with wages that the Qualified Person understands are well above minimum levels. The company provides annual medical surveillance and checks are conducted for its employees before, during and after their employment with the Company. The Company does not use child or under-aged labour.

  Silvercorp developed remediation and reclamation plans during the project approval stage. The Company spent approximately US$3.9M on environmental protection, including dust control measures, wastewater treatment, solid waste disposal, the under-drainage tunnel, soil and water conservation, noise control, ecosystem rehabilitation, and emergency response plans. From 2016 through 2019, a land area totaling 371,210 m2 was planted with trees and grasses as planned in the EIA; of this, 174,800 m2 of land was planted in 2019. Unused mining tunnels have been closed and rehabilitation coverage at all the mines has been completed.

  In accordance with Chinese national regulatory requirements, Silvercorp will complete a site decommissioning plan at least one year before mine closure. Site rehabilitation and closure cost estimates will be made at that time.

  Capital and operating costs

  The main capital requirement at the Ying Property is for mine development. Provision is also made for exploration drilling and for sustaining surface facilities, plant expenditure, personal protective equipment, and equipment in general. Specific processing plant capital requirements are projected to be minimal as plant capacity has previously been expanded to meet the forecast mine production.

  Projected LOM capital costs, by mine and for Ying as a whole, are summarized in Table 6. An exchange rate of US$1 = 6.90 RMB is assumed.

  Table 6 Projected Ying LOM Capex (US$M)

Cost item	Total LOM	FY2021	FY2022	FY2023	FY2024	FY2025	FY2026	FY2027	FY2028	FY2029	FY2030	FY2031	FY2032	FY2033	FY2034	FY2035	FY2036	FY2037	FY2038	FY2039	FY2040
SGX
Sustaining Capex
Exploration & mine development tunnelling	21.94	4.55	3.38	3.12	1.87	1.85	1.28	0.91	0.90	0.95	0.64	0.60	0.63	0.47	0.52	0.11	0.08	0.08	-	-	-
Facilities, Plant, and Equipment	17.59	0.87	0.87	0.87	0.88	0.89	0.89	0.89	0.89	0.89	0.89	0.89	0.89	0.89	0.89	0.89	0.89	0.89	0.86	0.84	0.83
Investment Capex	34.26	3.36	3.36	3.61	3.68	3.43	3.15	2.56	2.17	1.50	1.22	1.13	1.00	0.98	0.63	0.89	0.78	0.40	0.28	0.13	-
Total SGX Capex	73.79	8.78	7.61	7.60	6.43	6.17	5.32	4.36	3.96	3.34	2.75	2.62	2.52	2.34	2.04	1.89	1.75	1.37	1.14	0.97	0.83
HZG
Sustaining Capex
Exploration & mine development tunnelling	11.22	1.59	1.60	1.75	1.58	1.73	1.03	0.69	0.43	0.18	0.42	0.13	0.09	-	-	-	-	-	-	-	-
Facilities, Plant, and Equipment	1.63	0.14	0.14	0.14	0.14	0.14	0.14	0.14	0.14	0.14	0.14	0.12	0.11	-	-	-	-	-	-	-	-
Investment Capex	11.54	0.98	1.13	0.68	0.79	0.62	0.97	1.20	1.39	1.56	1.53	0.32	0.37	-	-	-	-	-	-	-	-
Total HZG Capex	24.39	2.71	2.87	2.57	2.51	2.49	2.14	2.03	1.96	1.88	2.09	0.57	0.57	-	-	-	-	-	-	-	-
HPG
Sustaining Capex
Exploration & mine development tunnelling	7.67	0.66	0.86	0.61	0.62	0.62	0.56	0.47	0.50	0.71	0.46	0.46	0.21	0.17	0.10	0.34	0.26	0.06	-	-	-
Facilities, Plant, and Equipment	4.78	0.25	0.25	0.27	0.27	0.28	0.28	0.27	0.28	0.27	0.27	0.27	0.27	0.27	0.27	0.27	0.26	0.24	0.24	-	-
Investment Capex	5.71	0.04	0.09	0.13	0.20	0.10	0.15	0.38	0.48	0.22	0.14	0.22	0.82	0.85	0.61	0.45	0.42	0.41	-	-	-
Total HPG Capex	18.16	0.95	1.20	1.01	1.09	1.00	0.99	1.12	1.26	1.20	0.87	0.95	1.30	1.29	0.98	1.06	0.94	0.71	0.24	-	-
TLP
Sustaining Capex
Exploration & mine development tunnelling	9.79	4.54	1.81	0.97	0.75	0.36	0.13	0.21	0.29	0.19	0.14	0.14	0.09	0.07	0.07	0.03	-	-	-	-	-
Facilities, Plant, and Equipment	8.06	0.51	0.49	0.52	0.51	0.49	0.56	0.54	0.57	0.51	0.48	0.49	0.49	0.49	0.49	0.48	0.44	-	-	-	-
Investment Capex	17.33	1.85	1.68	1.78	1.16	1.54	1.68	1.52	1.14	1.06	0.86	0.93	0.84	0.59	0.70	-	-	-	-	-	-
Total TLP Capex	35.18	6.90	3.98	3.27	2.42	2.39	2.37	2.27	2.00	1.76	1.48	1.56	1.42	1.15	1.26	0.51	0.44	-	-	-	-

Cost item	Total LOM	FY2021	FY2022	FY2023	FY2024	FY2025	FY2026	FY2027	FY2028	FY2029	FY2030	FY2031	FY2032	FY2033	FY2034	FY2035	FY2036	FY2037	FY2038	FY2039	FY2040
LME
Sustaining Capex
Exploration & mine development tunnelling	5.96	1.32	1.31	0.88	0.70	0.87	0.44	0.17	0.17	0.05	0.05	-	-	-	-	-	-	-	-	-	-
Facilities, Plant, and Equipment	2.70	0.14	0.15	0.17	0.15	0.17	0.15	0.16	0.18	0.16	0.17	0.18	0.16	0.16	0.16	0.16	0.14	0.14	-	-	-
Investment Capex	12.28	0.58	0.69	0.97	0.95	0.73	0.92	0.81	0.69	0.73	0.78	0.82	0.61	0.66	0.73	0.82	0.79	-	-	-	-
Total LME Capex	20.94	2.04	2.15	2.02	1.80	1.77	1.51	1.14	1.04	0.94	1.00	1.00	0.77	0.82	0.89	0.98	0.93	0.14	-	-	-
LMW
Sustaining Capex
Exploration & mine development tunnelling	9.99	0.88	0.93	1.01	1.05	0.94	0.91	0.66	0.72	0.48	0.25	0.35	0.27	0.24	0.27	0.33	0.19	0.14	0.13	0.16	0.08
Facilities, Plant, and Equipment	6.73	0.33	0.34	0.36	0.35	0.35	0.34	0.34	0.35	0.34	0.34	0.34	0.34	0.35	0.34	0.34	0.33	0.33	0.34	0.31	0.27
Investment Capex	11.27	0.98	1.00	1.07	1.08	1.12	1.20	1.18	1.04	1.12	0.80	0.48	0.20	-	-	-	-	-	-	-	-
Total LMW Capex	27.99	2.19	2.27	2.44	2.48	2.41	2.45	2.18	2.11	1.94	1.39	1.17	0.81	0.59	0.61	0.67	0.52	0.47	0.47	0.47	0.35
Ying Total
Sustaining Capex
Exploration & mine development tunnelling	66.57	13.54	9.89	8.34	6.57	6.37	4.35	3.11	3.01	2.56	1.96	1.68	1.29	0.95	0.96	0.81	0.53	0.28	0.13	0.16	0.08
Facilities, Plant, and Equipment	41.49	2.24	2.24	2.33	2.30	2.32	2.36	2.34	2.41	2.31	2.29	2.29	2.26	2.16	2.15	2.14	2.06	1.60	1.44	1.15	1.10
Investment Capex	92.39	7.79	7.95	8.24	7.86	7.54	8.07	7.65	6.91	6.19	5.33	3.90	3.84	3.08	2.67	2.16	1.99	0.81	0.28	0.13	-
Total Ying Capex	200.45	23.57	20.08	18.91	16.73	16.23	14.78	13.10	12.33	11.06	9.58	7.87	7.39	6.19	5.78	5.11	4.58	2.69	1.85	1.44	1.18

  Notes: Numbers may not compute exactly due to rounding. Q4 FY2020 not included.

  Major operating cost categories are mining, shipping, milling, G&A, product selling, Mineral Resources tax, and government fees and other taxes. Silvercorp utilizes contract labour for mining on a rate per tonne or a rate per metre basis. The contract includes all labour, all fixed and mobile equipment, materials, and consumables, including fuel and explosives, which are purchased through the company. Ground support consumables such as timber and power to the portal areas are the responsibility of the company. Shipping costs are for moving ore from each mine to the processing plant. Principal components of the milling costs are utilities (power and water), consumables (grinding steel and reagents) and labour, each approximately one third of the total cost. G&A costs include an allowance for tailings dam and other environmental costs. The major capital expenditure on the two tailings storage facilities has already been expended and ongoing costs associated with progressively raising the dam are regarded as an operating cost. The provision for Mineral Resources tax is approximately 3% of sales. Table 7 summarizes projected LOM operating costs, by mine, and for Ying as a whole. An exchange rate of US$1 = 6.90 RMB is assumed.

  Table 7 Projected Ying LOM Opex (US$M)

Cost item	Total LOM	FY2021	FY2022	FY2023	FY2024	FY2025	FY2026	FY2027	FY2028	FY2029	FY2030	FY2031	FY2032	FY2033	FY2034	FY2035	FY2036	FY2037	FY2038	FY2039	FY2040
SGX
Mining	357.80	18.95	18.16	17.66	18.25	18.73	18.62	18.48	18.69	18.45	18.09	18.15	18.06	18.40	17.95	17.76	17.51	17.22	17.68	16.53	14.46
Shipping	20.93	1.03	1.03	1.03	1.05	1.06	1.06	1.06	1.06	1.06	1.06	1.06	1.06	1.06	1.06	1.06	1.06	1.06	1.03	1.00	0.98
Milling	52.82	2.61	2.61	2.61	2.66	2.67	2.67	2.67	2.67	2.68	2.67	2.67	2.68	2.67	2.67	2.68	2.67	2.67	2.59	2.52	2.48
G&A and product selling	42.89	2.12	2.12	2.12	2.16	2.17	2.17	2.17	2.17	2.17	2.17	2.17	2.17	2.17	2.17	2.17	2.17	2.16	2.10	2.05	2.02
Mineral Resources tax	43.56	2.61	2.56	2.48	2.37	2.32	2.24	2.20	2.16	2.18	2.17	2.15	2.15	2.15	2.11	2.11	2.08	2.04	1.91	1.82	1.75
Government fee and other tax	14.40	0.71	0.71	0.71	0.72	0.73	0.73	0.73	0.73	0.73	0.73	0.73	0.73	0.73	0.73	0.73	0.73	0.72	0.70	0.69	0.68
Total SGX Opex	532.40	28.03	27.19	26.61	27.21	27.68	27.49	27.31	27.48	27.27	26.89	26.93	26.85	27.18	26.69	26.51	26.22	25.87	26.01	24.61	22.37
HZG
Mining	33.90	3.22	3.05	3.31	3.26	3.24	3.02	2.93	2.72	2.60	2.68	1.97	1.90	-	-	-	-	-	-	-	-
Shipping	3.09	0.26	0.25	0.27	0.27	0.27	0.27	0.27	0.27	0.27	0.27	0.22	0.20	-	-	-	-	-	-	-	-
Milling	6.20	0.52	0.51	0.54	0.54	0.54	0.54	0.54	0.54	0.54	0.54	0.44	0.41	-	-	-	-	-	-	-	-
G&A and product selling	5.05	0.42	0.42	0.44	0.44	0.44	0.44	0.44	0.44	0.44	0.44	0.36	0.33	-	-	-	-	-	-	-	-
Mineral Resources tax	3.63	0.36	0.35	0.37	0.35	0.33	0.33	0.33	0.30	0.29	0.27	0.19	0.16	-	-	-	-	-	-	-	-
Government fee and other tax	1.71	0.14	0.14	0.15	0.15	0.15	0.15	0.15	0.15	0.15	0.15	0.12	0.11	-	-	-	-	-	-	-	-
Total HZG Opex	53.58	4.92	4.72	5.08	5.01	4.97	4.75	4.66	4.42	4.29	4.35	3.30	3.11	-	-	-	-	-	-	-	-
HPG
Mining	74.74	4.56	3.98	4.39	4.45	4.51	4.61	4.46	4.55	4.37	4.78	4.60	3.93	3.81	3.84	3.76	3.81	3.28	3.05	-	-
Shipping	4.71	0.24	0.25	0.26	0.27	0.27	0.27	0.27	0.27	0.27	0.27	0.27	0.27	0.27	0.26	0.27	0.25	0.24	0.24	-	-
Milling	12.55	0.64	0.66	0.70	0.72	0.72	0.72	0.72	0.72	0.72	0.72	0.72	0.72	0.71	0.71	0.71	0.67	0.64	0.63	-	-
G&A and product selling	10.19	0.52	0.54	0.57	0.58	0.59	0.59	0.58	0.59	0.58	0.58	0.58	0.58	0.58	0.58	0.58	0.54	0.52	0.51	-	-
Mineral Resources tax	5.59	0.34	0.34	0.37	0.37	0.37	0.37	0.35	0.35	0.33	0.33	0.33	0.33	0.31	0.27	0.25	0.21	0.19	0.18	-	-
Government fee and other tax	3.42	0.18	0.18	0.19	0.19	0.20	0.20	0.20	0.20	0.19	0.20	0.20	0.20	0.19	0.19	0.19	0.18	0.17	0.17	-	-
Total HPG Opex	111.20	6.48	5.95	6.48	6.58	6.66	6.76	6.58	6.68	6.46	6.88	6.70	6.03	5.87	5.85	5.76	5.66	5.04	4.78	-	-
TLP
Mining	119.41	8.25	6.90	8.34	8.39	7.92	8.68	7.88	8.44	7.89	7.04	6.94	7.23	7.13	6.66	6.39	5.33	-	-	-	-

Cost item	Total LOM	FY2021	FY2022	FY2023	FY2024	FY2025	FY2026	FY2027	FY2028	FY2029	FY2030	FY2031	FY2032	FY2033	FY2034	FY2035	FY2036	FY2037	FY2038	FY2039	FY2040
Shipping	9.25	0.58	0.56	0.60	0.59	0.56	0.64	0.62	0.66	0.58	0.55	0.56	0.56	0.56	0.57	0.55	0.51	-	-	-	-
Milling	23.74	1.50	1.44	1.53	1.51	1.44	1.65	1.59	1.69	1.49	1.41	1.43	1.44	1.44	1.45	1.42	1.31	-	-	-	-
G&A and product selling	19.26	1.21	1.17	1.24	1.23	1.17	1.34	1.29	1.37	1.21	1.14	1.16	1.17	1.17	1.18	1.15	1.06	-	-	-	-
Mineral Resources tax	12.20	0.76	0.78	0.84	0.87	0.79	0.91	0.85	0.87	0.78	0.69	0.73	0.73	0.73	0.71	0.64	0.52	-	-	-	-
Government fee and other tax	6.45	0.41	0.39	0.42	0.41	0.39	0.45	0.43	0.46	0.41	0.38	0.39	0.39	0.39	0.39	0.39	0.35	-	-	-	-
Total TLP Opex	190.31	12.71	11.24	12.97	13.00	12.27	13.67	12.66	13.49	12.36	11.21	11.21	11.52	11.42	10.96	10.54	9.08	-	-	-	-
LME
Mining	53.18	3.46	3.43	3.47	3.27	2.98	2.84	3.07	3.32	3.02	3.00	3.29	3.09	3.28	3.07	3.00	2.81	2.78	-	-	-
Shipping	4.11	0.21	0.23	0.26	0.23	0.25	0.23	0.24	0.27	0.25	0.26	0.27	0.25	0.25	0.24	0.25	0.21	0.21	-	-	-
Milling	12.60	0.66	0.70	0.78	0.72	0.77	0.70	0.74	0.81	0.76	0.79	0.83	0.76	0.76	0.75	0.76	0.66	0.65	-	-	-
G&A and product selling	10.22	0.53	0.57	0.63	0.58	0.62	0.57	0.60	0.66	0.62	0.64	0.67	0.62	0.62	0.61	0.62	0.53	0.53	-	-	-
Mineral Resources tax	7.46	0.51	0.56	0.63	0.52	0.53	0.42	0.43	0.45	0.45	0.41	0.43	0.44	0.37	0.36	0.34	0.32	0.29	-	-	-
Government fee and other tax	3.43	0.18	0.19	0.21	0.19	0.21	0.19	0.20	0.22	0.21	0.22	0.22	0.21	0.21	0.20	0.21	0.18	0.18	-	-	-
Total LME Opex	91.00	5.55	5.68	5.98	5.51	5.36	4.95	5.28	5.73	5.31	5.32	5.71	5.37	5.49	5.23	5.18	4.71	4.64	-	-	-
LMW
Mining	89.35	5.03	4.96	5.14	5.02	4.52	4.39	4.43	4.81	4.56	4.13	4.49	4.62	4.51	4.35	4.75	4.22	4.09	4.26	3.71	3.36
Shipping	4.57	0.22	0.23	0.24	0.24	0.24	0.23	0.23	0.24	0.23	0.23	0.23	0.23	0.24	0.23	0.23	0.23	0.22	0.24	0.21	0.18
Milling	13.68	0.66	0.69	0.72	0.71	0.71	0.69	0.69	0.71	0.69	0.70	0.70	0.68	0.70	0.70	0.69	0.68	0.67	0.70	0.64	0.55
G&A and product selling	11.11	0.54	0.56	0.59	0.57	0.57	0.56	0.56	0.58	0.56	0.57	0.57	0.56	0.57	0.57	0.56	0.55	0.54	0.57	0.52	0.44
Mineral Resources tax	9.03	0.45	0.48	0.53	0.53	0.52	0.50	0.50	0.51	0.48	0.48	0.48	0.46	0.47	0.46	0.44	0.41	0.38	0.37	0.32	0.26
Government fee and other tax	3.72	0.18	0.19	0.20	0.19	0.19	0.19	0.19	0.19	0.19	0.19	0.19	0.19	0.19	0.19	0.19	0.18	0.18	0.19	0.17	0.15
Total LMW Opex	131.46	7.08	7.11	7.42	7.26	6.75	6.56	6.60	7.04	6.71	6.30	6.66	6.74	6.68	6.50	6.86	6.27	6.08	6.33	5.57	4.94
Ying Total
Mining	728.38	43.47	40.48	42.31	42.64	41.90	42.16	41.25	42.53	40.89	39.72	39.44	38.83	37.13	35.87	35.66	33.68	27.37	24.99	20.24	17.82
Shipping	46.66	2.54	2.55	2.66	2.65	2.65	2.70	2.69	2.77	2.66	2.64	2.61	2.57	2.38	2.36	2.36	2.26	1.73	1.51	1.21	1.16
Milling	121.59	6.59	6.61	6.88	6.86	6.85	6.97	6.95	7.14	6.88	6.83	6.79	6.69	6.28	6.28	6.26	5.99	4.63	3.92	3.16	3.03
G&A and product selling	98.72	5.34	5.38	5.59	5.56	5.56	5.67	5.64	5.81	5.58	5.54	5.51	5.43	5.11	5.11	5.08	4.85	3.75	3.18	2.57	2.46

Cost item	Total LOM	FY2021	FY2022	FY2023	FY2024	FY2025	FY2026	FY2027	FY2028	FY2029	FY2030	FY2031	FY2032	FY2033	FY2034	FY2035	FY2036	FY2037	FY2038	FY2039	FY2040
Mineral Resources tax	81.47	5.03	5.07	5.22	5.01	4.86	4.77	4.66	4.64	4.51	4.35	4.31	4.27	4.03	3.91	3.78	3.54	2.90	2.46	2.14	2.01
Government fee and other tax	33.13	1.80	1.80	1.88	1.85	1.87	1.91	1.90	1.95	1.88	1.87	1.85	1.83	1.71	1.70	1.71	1.62	1.25	1.06	0.86	0.83
Total Ying Opex	1,109.95	64.77	61.89	64.54	64.57	63.69	64.18	63.09	64.84	62.40	60.95	60.51	59.62	56.64	55.23	54.85	51.94	41.63	37.12	30.18	27.31

  Notes: Numbers may not compute exactly due to rounding.

  Q4 FY2020 not included.

  Economic analysis

  The Ying mine complex is a viable operation with a projected LOM through to 2040 based on only Proven and Probable Mineral Reserves and assuming an average annual production rate of approximately 6 million ounces of silver between fiscal 2021 and 2027, 5 million ounces between 2028 and 2033, 4 million ounces between 2034 and 2036, and 2.5 million ounces between 2037 and 2040. The potential exists for an extended LOM via further exploration and development, particularly in areas with identified Inferred Resources.

  Although Ying is a producing property and therefore does not require an economic analysis for the purposes of the Ying 2020 Technical Report, the Qualified Person considered it reasonable to undertake a summary-level analysis to illustrate the potential economic impact relative to the latest Mineral Reserve estimations and to the associated production schedules.

  The following metal prices and exchange rate were used for the economic analysis: gold - US$1,400/oz, silver -US$20/oz, lead - US$0.95/lb, zinc - US$1.10/lb; exchange rate - US$1 = 6.9RMB. Average costs used were: mining - US$61.34/t; milling - US$10.23/t: shipping - US$3.92/t; Mineral Resources tax - US$6.86/t; G&A - US$8.30/t: government fees and other taxes - US$2.78/t; sustaining and growth capital - US$16.95/t.

  Based on the LOM production forecast through to 2040 and the metal price and other assumptions shown above, a base case pre-tax NPV of US$954M at 5% discount rate is projected (US$713M post-tax). Over the LOM, 62% of the net revenue is projected to come from silver, 29% from lead, 6% from zinc, and 2% from gold.

  A simple economic sensitivity exercise, assessing a +/- 30% change in individual metal prices, operating cost or capital cost, has indicated that most sensitivity is seen in silver price (similar variation in silver grade would effectively give the same result). The net present value is moderately sensitive to lead price and operating cost, and only slightly sensitive to zinc price and capital cost.

  CONSOLIDATED CAPITALIZATION

  There have been no material changes in the share and loan capital of the Company, on a consolidated basis since the date of the Interim Financial Statements, which are incorporated by reference in this Prospectus.

  The applicable Prospectus Supplement will describe any material change, and the effect of such material change, on the Company’s share and loan capitalization that will result from the issuance of Securities pursuant to such Prospectus Supplement.

  USE OF PROCEEDS

  Unless otherwise specified in a Prospectus Supplement, the net proceeds to Silvercorp from the sale of the Securities will be used for general corporate purposes and to pursue potential growth opportunities, including without limitation the acquisition of companies or projects, strategic investments in projects and/or capital expenditures to develop new projects or expand existing assets held by the Company. The Company has no current understandings, commitments or agreements to make any such expenditures. The amount of net proceeds expected to be received from the sale of Securities, and each of the principal purposes for which the Company will use those net proceeds, will be set forth in the applicable Prospectus Supplement. The Company may, from time to time, issue securities (including Securities) other than pursuant to this Prospectus.

  DESCRIPTION OF EXISTING INDEBTEDNESS

  As at the date of this Prospectus, Silvercorp does not have any debt.

  PLAN OF DISTRIBUTION

  The Company may sell Securities (i) to or through underwriters or dealers, (ii) directly to purchasers, (iii) through agents, or (iv) through a combination of any of these methods of sale.

  The distribution of the Securities of any series may be effected from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis the Securities may be offered at market prices prevailing at the time of sale, at prices determined by reference to the prevailing price of a specified security in a specified market or at prices to be negotiated with purchasers, including sales in transactions that are an “at-the-market distribution” as defined in National Instrument 44-102 – Shelf Distributions, including sales made directly on the TSX, the NYSE American or other existing trading markets for the Securities, in which case the compensation payable to an underwriter, dealer or agent in connection with any such sale will be increased or decreased by the amount, if any, by which the aggregate price paid for the Securities by the purchasers exceeds or is less than the gross proceeds paid by the underwriter, dealer or agent to the Company, and sales pursuant to a dividend reinvestment plan. The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution. In the event that we elect to pursue an “at-the-market distribution” in Canada, we will apply for the required exemptive relief from the applicable securities commission or similar regulatory authorities in Canada.

  In connection with the sale of the Securities, underwriters, dealers or agents may receive compensation from the Company or from other parties, including in the form of underwriters’, dealers or agents’ fees, commissions or concessions. Underwriters, dealers and agents that participate in the distribution of the Securities may be deemed to be underwriters for the purposes of applicable Canadian securities legislation and any such compensation received by them from the Company and any profit on the resale of the Securities by them may be deemed to be underwriting commissions.

  The Prospectus Supplement relating to each distribution of Securities will also set forth the terms of the offering of the Securities including to the extent applicable, the initial offering price, the proceeds to the Company, and the underwriters’, dealers’ or agents’ compensation or other discount or selling concession to be allowed or re-allowed to underwriters’ or dealers. Any underwriters, dealers or agents with respect to a particular offering of Securities will be named in the Prospectus Supplement relating to such offering.

  In connection with any offering of Securities, other than at “at-the-market distribution”, the underwriters may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Securities at a level other than those which otherwise might prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time. Any purchaser who acquires Securities forming part of the underwriters’ over-allocation position acquires those Securities under the applicable Prospectus Supplement, regardless of whether the over-allocation position is ultimately filled through the exercise of the over- allotment option or secondary market purchases.

  Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the securities legislation of each of the provinces of Canada and under the United States Securities Act of 1933, as amended, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom the Company enters into agreements may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

  Each distribution of Securities will be a new issue of securities for which there is no established trading market. Unless otherwise specified in a Prospectus Supplement relating to a series of Securities, the Securities will not be listed on any securities exchange. Certain broker dealers may make a market in the Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker dealer will make a market in the Securities of any series or as to the liquidity of the trading market, if any, for the Securities of any series.

  DESCRIPTION OF SHARE CAPITAL

  General Description of Capital Structure

  The Company is authorized to issue an unlimited number of Common Shares. As at November 5, 2020, there were 175,201,464 Common Shares issued and outstanding.

  Common Shares

  Holders of Common Shares are entitled to receive notice of any meeting of shareholders of Silvercorp and to attend and to cast one vote per Common Share at all such meetings. Holders of Common Shares are entitled to receive dividends, if any, as and when declared by the board of directors of the Company (the “Board”) in its discretion. Upon the liquidation, dissolution or winding up of Silvercorp, holders of Common Shares are entitled to receive on a pro rata basis the net assets of Silvercorp, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to the holders of Common Shares with respect to dividends or liquidation. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights.

  The Securities offered pursuant to this Prospectus may include Common Shares issuable upon exercise or conversion of any Debt Securities or Warrants, and Common Shares issuable in exchange for any Subscription Receipts.

  Preferred Shares

  The Company is not currently authorized to issue Preferred Shares. The Board may determine to designate and create shares of another class or series of shares, including as Preferred Shares. The Board of the Company may fix, before the issuance thereof, the number of Preferred Shares of each series, the designation, rights, privileges, restrictions and conditions attaching to the Preferred Shares of each series, including, without limitation, any voting rights, any right to receive dividends (which may be cumulative or non cumulative and variable or fixed) or the means of determining such dividends, the dates of payment thereof, any terms and conditions of redemption or retraction, any exchange or conversion rights, and any rights on the liquidation, dissolution or winding up of the Company, any sinking fund or other provisions.

  The Preferred Shares of each series may, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, rank on a parity with the Preferred Shares of every other series and be entitled to preference over the Common Shares. If any amount of cumulative dividends (whether or not declared) or declared non cumulative dividends or any amount payable on any such distribution of assets constituting a return of capital in respect of the Preferred Shares of any series is not paid in full, the Preferred Shares of such series shall participate rateably with the Preferred Shares of every other series in respect of all such dividends and amounts.

  The particular terms and provisions of a series of Preferred Shares offered pursuant to an accompanying Prospectus Supplement will be described in the applicable Prospectus Supplement. One or more series of Preferred Shares may be sold separately or together with other Securities under this Prospectus, or on conversion or exchange of any such Securities.

  DESCRIPTION OF DEBT SECURITIES

  As of the date of this Prospectus, the Company has no Debt Securities outstanding. The Company may issue Debt Securities, separately or together, with Common Shares, Preferred Shares, Warrants, Subscription Receipts or any combination thereof, as the case may be. The Debt Securities will be issued in one or more series under an indenture (the “Debt Indenture”) to be entered into between the Company and one or more trustees (the “Trustee”) that will be named in a Prospectus Supplement for a series of Debt Securities. To the extent applicable, the Debt Indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended. A copy of the form of the Debt Indenture to be entered into has been or will be filed with the SEC as an exhibit to the registration statement and will be filed with the securities commissions or similar authorities in Canada when it is entered into. The description of certain provisions of the Debt Indenture in this section do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Debt Indenture. Terms used in this summary that are not otherwise defined herein have the meaning ascribed to them in the Debt Indenture. The particular terms relating to Debt Securities offered by a Prospectus Supplement will be described in the related Prospectus Supplement. This description may include, but may not be limited to, any of the following, if applicable:

    the specific designation of the Debt Securities; any limit on the aggregate principal amount of the Debt Securities; the date or dates, if any, on which the Debt Securities will mature and the portion (if less than all of the principal amount) of the Debt Securities to be payable upon declaration of acceleration of maturity;

    the rate or rates (whether fixed or variable) at which the Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Debt Securities that are in registered form;

    the terms and conditions under which we may be obligated to redeem, repay or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or otherwise the terms and conditions upon which we may redeem the Debt Securities, in whole or in part, at our option;

    the covenants applicable to the Debt Securities;

    the terms and conditions for any conversion or exchange of the Debt Securities for any other securities;

    the extent and manner, if any, to which payment on or in respect of the Securities of the series will be senior or will be subordinated to the prior payment of other liabilities and obligations of the Company;

    whether the Securities will be secured or unsecured;

    whether the Debt Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Debt Securities which are in bearer form and as to exchanges between registered form and bearer form;

    whether the Debt Securities will be issuable in the form of registered global securities (“Global Securities”), and, if so, the identity of the depositary for such registered Global Securities;

    the denominations in which registered Debt Securities will be issuable, if other than denominations of US$1,000 or integral multiples of US$1,000, and the denominations in which bearer Debt Securities will be issuable, if other than US$5,000;

    each office or agency where payments on the Debt Securities will be made and each office or agency where the Debt Securities may be presented for registration of transfer or exchange;

    if other than United States dollars, the currency in which the Debt Securities are denominated or the currency in which we will make payments on the Debt Securities;

    material Canadian federal income tax consequences and United States federal income tax consequences of owning the Debt Securities;

    any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Debt Securities; and

    any other terms, conditions, rights or preferences of the Debt Securities which apply solely to the Debt Securities.

  If we denominate the purchase price of any of the Debt Securities in a currency or currencies other than United States dollars or a non-United States dollar unit or units, or if the principal of and any premium and interest on any Debt Securities is payable in a currency or currencies other than United States dollars or a non-United States dollar unit or units, we will provide investors with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of Debt Securities and such non-United States dollar currency or currencies or non-United States dollar unit or units in the applicable Prospectus Supplement.

  Each series of Debt Securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.

  The terms on which a series of Debt Securities may be convertible into or exchangeable for Common Shares or other securities of the Company will be described in the applicable Prospectus Supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Company, and may include provisions pursuant to which the number of Common Shares or other securities to be received by the holders of such series of Debt Securities would be subject to adjustment.

  To the extent any Debt Securities are convertible into Common Shares or other securities of the Company, prior to such conversion the holders of such Debt Securities will not have any of the rights of holders of the securities into which the Debt Securities are convertible, including the right to receive payments of dividends or the right to vote such underlying securities.

  DESCRIPTION OF WARRANTS

  The Company may issue Warrants independently or together with other Securities, and Warrants sold with other Securities may be attached to or separate from the other Securities. Warrants will be issued under and governed by the terms of one or more warrant agreements or indentures that the Company will enter into with one or more banks or trust companies acting as warrant agent or trustee that will be named in the applicable Prospectus Supplement.

  Selected provisions of the Warrants and the warrant agreements or indentures are summarized below. This summary is not complete. The statements made in this Prospectus relating to any warrant agreement or indenture, and any Warrants to be issued thereunder, are summaries of certain anticipated provisions thereof and should be read together with the applicable Prospectus Supplement and the provisions of the applicable warrant agreement or indenture.

  A description of the material terms of any Warrants that the Company offers, and the extent to which the general terms and provisions described in this section apply to those Warrants, will be set out in the applicable Prospectus Supplement. The Prospectus Supplement will describe some or all of the following terms relating to the Warrants being offered:

    the designation of the Warrants;

    the aggregate number of Warrants offered and the offering price, if any;

    the designation, number and terms of the Common Shares, Preferred Shares or other Securities purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

    the exercise price of the Warrants;

    the dates or periods on, after or during which the Warrants are exercisable;

    the designation and terms of any Securities with which the Warrants are issued and the number of Warrants that will be issued with each such Security;

    if the Warrants are issued as a Unit with another Security, the date on and after which the Warrants and the other Security will be separately transferable;

    the currency or currency unit in which the offering price, if any, and exercise price are denominated;

    any minimum or maximum amount of Warrants that may be exercised at any one time;

    whether such Warrants will be listed on any securities exchange;

    any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

    whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions; and

    any other terms of the Warrants.

  Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the securities subject to the Warrants.

  Modifications

  The Company may amend the warrant agreements or indentures and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of the outstanding Warrants. Other amendment provisions shall be as indicated in the Prospectus Supplement.

  Enforceability

  The warrant agent or trustee, as applicable, will act solely as the Company’s agent. The warrant agent or trustee, as applicable, will not have any duty or responsibility if the Company defaults under the warrant agreements or indentures or the warrant certificates. A Warrant holder may, without the consent of the warrant agent or trustee, as applicable, enforce by appropriate legal action on its own behalf the holder’s right to exercise the holder’s Warrants.

  DESCRIPTION OF SUBSCRIPTION RECEIPTS

  The Company may issue Subscription Receipts, independently or together with other Securities, and Subscription Receipts sold with other Securities may be attached to or separate from the other Securities. Subscription Receipts will be issued under one or more subscription receipt agreements that the Company will enter into with one or more escrow agents. If underwriters or agents are involved in the sale of Subscription Receipts, one or more of such underwriters or agents may also be parties to the subscription receipt agreement governing those Subscription Receipts. The relevant subscription receipt agreement will establish the terms of the Subscription Receipts.

  A Subscription Receipt is a security of the Company that will entitle the holder to receive a specified number of Securities, for no additional consideration, upon satisfaction of one or more release conditions. A description of the material terms of any Subscription Receipts that the Company offers, and the extent to which the general terms and provisions described in this section apply to those Subscription Receipts, will be set out in the applicable Prospectus Supplement. The Prospectus Supplement will describe some or all of the following terms relating to the Subscription Receipts being offered:

    the designation of the Subscription Receipts;

    the aggregate number of Subscription Receipts offered and the offering price;

    the currency or currency unit in which the Subscription Receipts will be offered;

    the terms, conditions and procedures for which the holders of Subscription Receipts will become entitled to receive Securities;

    the number of Securities that may be obtained upon the conversion of each Subscription Receipt, the anti- dilution provisions that will result in the adjustment of that number and the period or periods during which any conversion must occur;

    the designation and terms of any other Securities with which the Subscription Receipts will be offered and the number of Subscription Receipts that will be offered with each Security;

    the gross proceeds from the sale of such Subscription Receipts, including (if applicable) the terms applicable to the escrow agent holding in escrow all or a portion of the gross proceeds from the sale of such Subscription Receipts, plus any interest earned thereon, pending satisfaction of the release conditions;

    the material income tax consequences of owning, holding and disposing of such Subscription Receipts;

    whether such Subscription Receipts will be listed on any securities exchange;

    procedures for the refund by the escrow agent to holders of Subscription Receipts of all or a portion of the subscription price for their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the release conditions are not satisfied;

    any entitlement of the Company to purchase the Subscription Receipts in the open market by private agreement or otherwise;

    provisions as to modification, amendment or variation of the subscription receipt agreement or any rights or terms attaching to the Subscription Receipts;

    any terms, procedures and limitations relating to the transferability, exchange or conversion of the Subscription Receipts; and

    any other material terms and conditions of the Subscription Receipts.

  OTHER MATTERS RELATING TO THE SECURITIES

  General

  The foregoing descriptions of the terms of the Debt Securities, Warrants, and Subscription Receipts set forth certain general terms and provisions of such Securities. The particular terms and provisions of the Debt Securities, Warrants, and Subscription Receipts offered by any Prospectus Supplement, and the extent to which the general terms and provisions described herein may apply to them, will be described in the Prospectus Supplement filed in respect of such Securities.

  The Company reserves the right to include in a Prospectus Supplement specific terms pertaining to Debt Securities, Warrants, and Subscription Receipts that are not within the descriptions set forth in this Prospectus, provided that such Securities will not be specified derivatives or asset-backed securities. To the extent that any terms or provisions or other information pertaining to Debt Securities, Warrants, and Subscription Receipts described in a Prospectus Supplement differ from any of the terms or provisions or other information described in this Prospectus, the description set forth in this Prospectus shall be deemed to have been superseded by the description set forth in the Prospectus Supplement with respect to those Securities. If applicable, prospective investors should rely on information in the applicable Prospectus Supplement and read this Prospectus together with the applicable Debt Indenture or other indenture.

  Securities offered under this Prospectus may be issued in certificated form or in book-entry only form.

  Certificated Form

  Securities issued in certificated form will be registered in the name of the purchaser or its nominee on the registers maintained by the Company’s transfer agent and registrar or the applicable Trustee.

  Book-Entry Only Form

  Securities issued in “book-entry only” form must be purchased, transferred or redeemed through participants (“participants”) in a depository service of a depository identified in the Prospectus Supplement for the particular offering of Securities. Each of the underwriters, dealers or agents, as the case may be, named in the Prospectus Supplement will be a participant of the depository. On the closing of a book-entry only offering, the Company will cause a global certificate or certificates representing the aggregate number of Securities subscribed for under such offering to be delivered to, and registered in the name of, the depository or its nominee. Except as described below, no purchaser of Securities issued in book-entry only form will be entitled to a certificate or other instrument from the

  Company or the depository evidencing that purchaser’s ownership thereof, and no purchaser will be shown on the records maintained by the depository except through a book-entry account of a participant acting on behalf of such purchaser. Each purchaser of such Securities will receive a customer confirmation of purchase from the registered dealer from which the Securities are purchased in accordance with the practices and procedures of such registered dealer. The practices of registered dealers may vary, but generally customer confirmations are issued promptly after execution of a customer order. The depository will be responsible for establishing and maintaining book-entry accounts for its participants having interests in the book-entry only Securities. Reference in this Prospectus to a holder of book-entry only Securities means, unless the context otherwise requires, the owner of the beneficial interest in the Securities.

  If the Company determines, or the depository notifies the Company in writing, that the depository is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry only Securities and the Company is unable to locate a qualified successor, or if the Company at its option elects, or is required by law, to terminate the book-entry system, then such Securities will be issued in certificated form to holders or their nominees.

  Transfer, Conversion or Redemption of Securities

  Certificated Form

  Transfer of ownership, conversion or redemptions of Securities held in certificated form will be effected by the registered holder of the Securities in accordance with the requirements of the Company’s transfer agent and registrar and the terms of the indenture or certificates representing such Securities, as applicable.

  Book-Entry Only Form

  Transfer of ownership, conversion or redemptions of Securities held in book-entry only form will be effected through records maintained by the depository or its nominee for such Securities with respect to interests of participants, and on the records of participants with respect to interests of persons other than participants. Holders who desire to purchase, sell or otherwise transfer ownership of or other interests in the Securities may do so only through participants. The ability of a holder to pledge a Security or otherwise take action with respect to such holder’s interest in a Security (other than through a participant) may be limited due to the lack of a physical certificate.

  Payments and Notices

  Certificated Form

  Any payment of principal, a redemption amount, a dividend and interest on a Security, as applicable, will be made by the Company, and any notices in respect of a Security will be given by the Company, directly to the registered holder of such Security, unless the applicable indenture in respect of such Security provides otherwise.

  Book-Entry Only Form

  Any payment of principal, a redemption amount, a dividend and interest on a Security, as applicable, will be made by the Company to the depository or its nominee, as the case may be, as the registered holder of the Security and the Company understands that such payments will be credited by the depository or its nominee in the appropriate amounts to the relevant participants. Payments to holders of Securities of amounts so credited will be the responsibility of the participants.

  As long as the depository or its nominee is the registered holder of the Securities, the depository or its nominee, as the case may be, will be considered the sole owner of the Securities for the purposes of receiving notices or payments on the Securities. In such circumstances, the responsibility and liability of the Company in respect of notices or payments on the Securities is limited to giving or making payment of any principal, redemption, dividend and interest due on the Securities to the depository or its nominee.

  Each holder must rely on the procedures of the depository and, if such holder is not a participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights with respect to the Securities. The Company understands that under existing industry practices, if the Company requests any action of holders or if a holder desires to give any notice or take any action which a registered holder is entitled to give or take with respect to any Securities issued in book-entry only form, the depository would authorize the participant acting on behalf of the holder to give such notice or to take such action, in accordance with the procedures established by the depository or agreed to from time to time by the Company, any trustee and the depository. Accordingly, any holder that is not a participant must rely on the contractual arrangement it has, directly or indirectly through its financial intermediary, with its participant to give such notice or take such action.

  The Company, any underwriters, dealers or agents and any trustee identified in a Prospectus Supplement relating to an offering of Securities in book-entry only form, as applicable, will not have any liability or responsibility for: (i) records maintained by the depository relating to beneficial ownership interests in the Securities held by the depository or the book-entry accounts maintained by the depository; (ii) maintaining, supervising or reviewing any records relating to any such beneficial ownership; or (iii) any advice or representation made by or with respect to the depository and contained in the Prospectus Supplement or in any indenture relating to the rules and regulations of the depository or any action to be taken by the depository or at the directions of the participants.

  EARNINGS COVERAGE RATIOS

  Earnings coverage ratios will be provided as required by applicable securities laws in the applicable Prospectus Supplement(s) with respect to the issuance pursuant to this Prospectus of Preferred Shares or Debt Securities having a maturity in excess of one year pursuant to such Prospectus Supplement.

  PRIOR SALES

  Prior sales will be provided as required by applicable securities laws in the applicable Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement.

  MARKET FOR SHARES

  Trading prices and volume will be provided as required by applicable securities laws in the applicable Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement.

  CERTAIN INCOME TAX CONSIDERATIONS

  The applicable Prospectus Supplement may describe certain Canadian federal income tax consequences to an investor who is a resident of Canada with respect to the acquisition, ownership and disposition of any Securities offered thereunder.

  In addition, the applicable Prospectus Supplement may describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada and who acquires any Securities offered thereunder, including whether the payments of dividends on Common Shares or Preferred Shares or payments of principal, premium, if any, and interest on Debt Securities will be subject to Canadian non-resident withholding tax.

  The applicable Prospectus Supplement may also describe certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the United States Internal Revenue Code of 1986, as amended). Prospective investors should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult their own tax advisors prior to deciding to purchase any of the Securities.

  RISK FACTORS

  Prospective purchasers of Securities should carefully consider the risk factors described in this Prospectus, those described in a document incorporated by reference in this Prospectus (including subsequently filed documents incorporated by reference) and those described in a Prospectus Supplement relating to a specific offering of Securities. An investment in the Securities is subject to various risks, including without limitation those risks inherent to the industries in which Silvercorp operates. If any of the events contemplated by these risk factors occurs, Silvercorp’s revenues or financial condition could be materially harmed, which could adversely affect the value of the Securities. In addition to the below, discussions of certain risks affecting the Company in connection with its business are provided in the Company’s disclosure documents filed with the various securities regulatory authorities which are incorporated by reference in this Prospectus. Additional risks not presently known to us or that we currently consider immaterial may also materially and adversely affect us. If any of the events identified in these risks and uncertainties were to actually occur, our business, financial condition or results of operations could be materially harmed.

  No Existing Trading Market (other than for Common Shares)

  Other than for Common Shares, there is no market through which the Securities may be sold and purchasers may not be able to resell any such Securities purchased under this Prospectus and any Prospectus Supplement. There can be no assurance that an active trading market will develop for Preferred Shares, Debt Securities, Warrants, or Subscription Receipts after an offering or, if developed, that such market will be sustained. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the Securities, and the extent of issuer regulation.

  The public offering prices of the Securities may be determined by negotiation between Silvercorp and the applicable underwriters, dealers, agents or other purchasers based on several factors and may bear no relationship to the prices at which the Securities will trade in the public market subsequent to such offering, if any public market develops. See “Plan of Distribution”.

  LEGAL MATTERS

  Unless otherwise specified in the Prospectus Supplement relating to the Securities, certain legal matters in connection with the offering of Securities will be passed upon on behalf of Silvercorp by McCarthy Tétrault LLP with respect to Canadian legal matters, and by Dorsey & Whitney LLP with respect to U.S. legal matters. In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering in the applicable Prospectus Supplement by such underwriters, dealers or agents.

  INTEREST OF EXPERTS

  None of the independent consulting geologists and independent “Qualified Persons” named in “Item 17 Names of Experts” in the AIF (excluding, however, the authors of the Ying NI 43-101 Technical Report, Silvercorp Metals Inc., Henan Province, China report dated effective December 31, 2016 in their capacity as authors of such report), or H. Smith, A. Ross, S. Robinson, R. Webster, R. Chesher or A. Riles, the authors of the Ying Technical Report, when or after they prepared a statement, report or valuation, has received any registered or beneficial interests, direct or indirect, in any securities or other property of the Company or of one of the Company’s associates or affiliates or is or is expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associate or affiliate of the Company except as disclosed below. This information has been provided to the Company by the individual experts.

  The Qualified Persons who were responsible for the preparation of the Ying Technical Report and the GC Report (as defined in the AIF) beneficially own, directly or indirectly, less than 1% of the Common Shares. The Company confirms that its personnel named herein are non-independent Qualified Persons.

  AUDITORS, TRANSFER AGENT AND REGISTRAR

  Deloitte LLP, Chartered Professional Accountants, are the auditors of the Company. Deloitte LLP is independent with respect to the Company within the meaning of the rules of professional conduct of the Chartered Professional Accountants of British Columbia, and within the meaning of the United States Securities Act of 1933, as amended and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).

  The Company’s registrar and transfer agent is Computershare Investor Services Inc. at its office at 8th floor, 510 Burrard St, Vancouver, British Columbia, V6C 3B9.

  ENFORCEABILITY OF CIVIL LIBERTIES

  The Company is a corporation existing under the Business Corporations Act (British Columbia). Some of our directors and officers, and some of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a majority of our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for U.S. investors to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for U.S. investors to realize upon judgments of courts of the United States predicated upon the Company’s civil liability and the civil liability of its directors, officers and experts under the United States federal securities laws.

  You should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against us or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against us or such persons predicated on the United States federal securities or any such state securities or “blue sky” laws. We have been advised that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

  We have filed with the SEC, concurrently with our Registration Statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed Puglisi and Associates as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of, related to, or concerning this offering.

  DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

  The following documents have been, or will be, filed with the SEC as part of the registration statement on Form F-10 relating to the Securities, of which this Prospectus forms a part: (i) the documents listed under “Documents Incorporated by Reference”; (ii) the consent of Deloitte LLP; (iii) powers of attorney from certain of the Company’s directors and officers; (iv) the consents of the “qualified persons” referred to in the documents incorporated by reference to this Prospectus; and (v) a copy of the form of indenture for Debt Securities. A copy of the form of any applicable warrant agreement, subscription receipt agreement or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the United States Securities Exchange Act of 1934, as amended.

  WHERE TO FIND MORE INFORMATION

  We have filed with the SEC a registration statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. See “Documents Filed as Part of the Registration Statement”. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, you should refer to the exhibits for a complete description of the matter involved. Each time we sell Securities under the registration statement, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus.

  We file annual and quarterly financial information and material change reports, business acquisition reports and other material with the securities commission or similar regulatory authority in each of the provinces of Canada and with the SEC. Under the MJDS, documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. You may read and download any public document that we have filed with the securities commission or similar regulatory authority in the provinces of Alberta, British Columbia, Ontario and Québec on SEDAR at www.sedar.com. You may read and download some of the documents that we have filed with the SEC on EDGAR at www.sec.gov/edgar.shtml. Documents filed on SEDAR or EDGAR are not incorporated by reference into the Prospectus or registration statement unless expressly provided herein or therein.

  PART II

  INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

  Indemnification of Directors and Officers and Controlling Persons.

  The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”).

  Under Section 160 of the Act, an individual who:

    is or was a director or officer of the Registrant,

    is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

  and includes, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), may be indemnified by the Registrant against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an “eligible penalty”) in which, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, (a) the eligible party is or may be joined as a party, or (b) the eligible party is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding (“eligible proceeding”) to which the eligible party is or may be liable. Section 160 of the Act also permits the Registrant to pay the expenses actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding.

  Under Section 161 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

  Under Section 162 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately decided that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

  Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

    if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

    if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

    if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

    in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

  If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect to the proceeding, or, after the final disposition of an eligible proceeding, pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act in respect of the proceeding.

  Under Section 164 of the Act, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, order the Registrant to indemnify the eligible party or to pay the eligible party’s expenses, despite Sections 160 to 163 of the Act.

  The articles of a company may affect its power or obligation to give an indemnity or pay expenses. As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the Act.

  The foregoing description is qualified in its entirety by reference to the Act.

  Under the articles of the Registrant, the Registrant may purchase and maintain insurance for the benefit of any eligible party against any liability incurred by such party as a director, officer, employee or agent or person who holds or held an equivalent position.

  The Registrant maintains directors’ and officers’ liability insurance. The policies provide a maximum coverage in any one policy year of U.S. $15 million in annual claims (subject to a deductible of U.S. $5,000,000 per claim, payable by the Registrant). The primary policy insures (a) the directors and officers of the Registrant against losses arising from claims against them for certain of their actual or alleged wrongful acts (as defined within the insurance policy), (b) the Registrant for payments made pursuant to the Registrant’s indemnification of its directors and officers, and (c) the Registrant when it is directly named in a securities claim. The excess policy insures the directors and officers of the Registrant against losses arising from claims against them for certain of their actual or alleged wrongful acts (as defined within the insurance policy). The premiums for the policies are not allocated between directors and officers as separate groups.

  Under the articles of the Registrant, subject to the provisions of the Act, the Registrant must indemnify a director or former director of the Registrant and the heirs and legal personal representatives of all such persons against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Registrant’s articles. The Registrant may indemnify an officer of the Company subject to any restrictions in the Act. The failure of a director or officer of the Registrant to comply with the Act or the articles of the Registrant does not invalidate any indemnity to which such person is entitled under the Registrant’s articles.

  Insofar as indemnification for liabilities arising under the United States Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the United States Securities Act of 1933 and is therefore unenforceable.

  EXHIBITS

Exhibit	Description
4.1	Annual information form for the fiscal year ended March 31, 2020 dated June 23, 2020 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on June 23, 2020) excluding the incorporation by reference of (i) the technical report titled “Ying NI 43-101 Technical Report, Silvercorp Metals Inc., Henan Province, China” dated effective December 31, 2016, and prepared by AMC Mining Consultants (Canada) Ltd. on February 15, 2017 and (ii) the technical report titled “NI 43-101 Technical Report Update on the Gaocheng Ag-Zn-Pb Project in Guangdong Province, People’s Republic of China”, effective June 30, 2019 prepared by AMC Mining Consultants (Canada) Ltd.
4.2	Audited consolidated financial statements as of March 31, 2020 and 2019 and for the years then ended, together with the notes thereto and the reports of the independent registered public accounting firm thereon (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on June 23, 2020)
4.3	Management’s discussion and analysis of financial conditions and results of operations for the year ended March 31, 2020 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on June 23, 2020)
4.4	Material change report dated June 11, 2020 with respect to the Arrangement Agreement (as defined therein) and the Company’s decision to not exercise its right to match in connection with Guyana Goldfields’ (as defined therein) announcement of its receipt of a superior proposal under the Arrangement Agreement (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on October 26, 2020)
4.5	Material change report dated May 22, 2020 with respect with respect to the Company entering into an amending agreement with Guyana Goldfields to amend certain terms of the Arrangement Agreement (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on October 26, 2020)
4.6	Material change report dated May 5, 2020 with respect to the Company entering into the Arrangement Agreement with Guyana Goldfields pursuant to which the Company would acquire all of the issued and outstanding shares of Guyana Goldfields not already then owned by the Company (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on October 26, 2020)
4.7	Management proxy circular dated August 14, 2020 prepared in connection with the annual meeting of shareholders held on September 25, 2020 (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on August 19, 2020)
4.8	Unaudited condensed consolidated interim financial statements for the three and six months ended September 30, 2020 and 2019, together with the notes thereto (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on November 6, 2020)
4.9	Interim management’s discussion and analysis of financial condition and results of operations for the six months ended September 30, 2020 (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on November 6, 2020)
5.1	Consent of Deloitte LLP
5.2*	Consent of Alan Riles
5.3*	Consent of Herbert Smith
5.4*	Consent of Patrick Stephenson
5.5*	Consent of Adrienne Ross
5.6*	Consent of Simeon Robinson
5.7*	Consent of Rod Webster
5.8*	Consent of Robert Chesher
5.9*	Consent of Guoliang Ma
5.10*	Consent of Dinara Nussipakynova
6.1	Powers of Attorney (included on the signature page of this Registration Statement)
7.1*	Form of Indenture
101	Interactive Data File(s) (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on June 23, 2020)

  * To be filed by amendment.

  PART III

  UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

  The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the SEC staff, and to furnish promptly, when requested to do so by the SEC staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.

(a)	Concurrently with the filing of this Registration Statement, the Registrant is filing with the SEC a written irrevocable consent and power of attorney on Form F-X.
(b)	Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the SEC by amendment to Form F-X referencing the file number of this Registration Statement.

  EXHIBIT INDEX

Exhibit	Description
4.1	Annual information form for the fiscal year ended March 31, 2020 dated June 23, 2020 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on June 23, 2020) excluding the incorporation by reference of (i) the technical report titled “Ying NI 43-101 Technical Report, Silvercorp Metals Inc., Henan Province, China” dated effective December 31, 2016, and prepared by AMC Mining Consultants (Canada) Ltd. on February 15, 2017 and (ii) the technical report titled “NI 43-101 Technical Report Update on the Gaocheng Ag-Zn-Pb Project in Guangdong Province, People’s Republic of China”, effective June 30, 2019 prepared by AMC Mining Consultants (Canada) Ltd.
4.2	Audited consolidated financial statements as of March 31, 2020 and 2019 and for the years then ended, together with the notes thereto and the reports of the independent registered public accounting firm thereon (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on June 23, 2020)
4.3	Management’s discussion and analysis of financial conditions and results of operations for the year ended March 31, 2020 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on June 23, 2020)
4.4	Material change report dated June 11, 2020 with respect to the Arrangement Agreement (as defined therein) and the Company’s decision to not exercise its right to match in connection with Guyana Goldfields’ (as defined therein) announcement of its receipt of a superior proposal under the Arrangement Agreement (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on October 26, 2020)
4.5	Material change report dated May 22, 2020 with respect with respect to the Company entering into an amending agreement with Guyana Goldfields to amend certain terms of the Arrangement Agreement (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on October 26, 2020)
4.6	Material change report dated May 5, 2020 with respect to the Company entering into the Arrangement Agreement with Guyana Goldfields pursuant to which the Company would acquire all of the issued and outstanding shares of Guyana Goldfields not already then owned by the Company (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on October 26, 2020)
4.7	Management proxy circular dated August 14, 2020 prepared in connection with the annual meeting of shareholders held on September 25, 2020 (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on August 19, 2020)
4.8	Unaudited condensed consolidated interim financial statements for the three and six months ended September 30, 2020 and 2019, together with the notes thereto (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on November 6, 2020)
4.9	Interim management’s discussion and analysis of financial condition and results of operations for the six months ended September 30, 2020 (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on November 6, 2020)
5.1	Consent of Deloitte LLP
5.2*	Consent of Alan Riles
5.3*	Consent of Herbert Smith
5.4*	Consent of Patrick Stephenson
5.5*	Consent of Adrienne Ross
5.6*	Consent of Simeon Robinson
5.7*	Consent of Rod Webster
5.8*	Consent of Robert Chesher
5.9*	Consent of Guoliang Ma
5.10*	Consent of Dinara Nussipakynova
6.1	Powers of Attorney (included on the signature page of this Registration Statement)
7.1*	Form of Indenture
101	Interactive Data File(s) (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on June 23, 2020)

  * To be filed by amendment.

  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 6th day of November, 2020.

SILVERCORP METALS INC.
By:	/s/ Rui Feng
Name: Rui Feng
Title: Chief Executive Officer

  POWERS OF ATTORNEY

  Each person whose signature appears below constitutes and appoints Rui Feng and Yong-Jae Kim, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Rui Feng	Chief Executive Officer and Director	November 6, 2020
Rui Feng	(Principal Executive Officer)

/s/ Derek Liu	Chief Financial Officer	November 6, 2020
Derek Liu	(Principal Financial Officer and Principal
Accounting Officer)

/s/ David Kong	Director	November 6, 2020
David Kong

/s/ Yikang Liu	Director	November 6, 2020
Yikang Liu

/s/ Paul Simpson	Director	November 6, 2020
Paul Simpson
/s/ Marina A. Katusa	Director	November 6, 2020
Marina A. Katusa

  AUTHORIZED REPRESENTATIVE

  Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on November 6, 2020.

PUGLISI & ASSOCIATES
/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director